As filed with the U.S. Securities and Exchange Commission on August 22, 2024.

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chanson International Holding

(Exact name of Registrant as specified in its charter)

Cayman Islands	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

B9 Xinjiang Chuangbo Zhigu Industrial Park

No. 100 Guangyuan Road, Shuimogou District

Urumqi, Xinjiang, China 830017

+86-0991-2302709

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Chanson (NY) Corp.

41 Madison Avenue

New York, NY 10010

917-545-1575

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 212-370-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 22, 2024

Up to 10,000,000 Class A Ordinary Shares

Up to 10,000,000 Pre-Funded Warrants

Up to 10,000,000 Class A Ordinary Shares underlying Pre-Funded Warrants

Up to 10,000,000 Common Warrants

Up to 10,000,000 Class A Ordinary Shares underlying Common Warrants

Chanson International Holding

We are offering in a best-efforts offering (i) up to 10,000,000 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”) and (ii) up to 10,000,000 common warrants to purchase up to 10,000,000 Class A Ordinary Shares (“Common Warrants”), at an exercise price of $[●] per share (representing 120% of the assumed public offering price per Class A Ordinary Share to be sold in this offering). We are offering the Class A Ordinary Shars and Common Warrants at an assumed public offering price of $[●] per share.

We are also offering up to 10,000,000 pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 10,000,000 Class A Ordinary Shares. We are offering to certain purchasers whose purchase of Class A Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and any other persons acting as a group together with the purchaser or any of the purchaser’s affiliates, beneficially owning more than 4.99% of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if any purchaser so chooses, Pre-Funded Warrants, in lieu of Class A Ordinary Shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser at closing, 9.99%) of our outstanding Class A Ordinary Shares. Each Pre-funded Warrant will have an exercise price of $0.001 per share and will be exercisable upon issuance until exercised in full, and is subject to adjustments in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the section of this prospectus supplement titled “Description of Securities We are Offering.” The offering price of each Pre-Funded Warrant is $[●] (which is equal to the assumed public offering price per Class A Ordinary Share to be sold in this offering minus $0.001, representing the exercise price per Class A Ordinary Share of each Pre-Funded Warrant). For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis. Because we will issue a Common Warrant for each Class A Ordinary Share and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of Class A Ordinary Shares and Pre-Funded Warrants sold.

The public offering price per share is an assumed price only. The actual number of Class A Ordinary Shares, Common Warrants, and Pre-Funded Warrants sold in the offering and actual public offering price will be determined at the time of pricing and may be at a discount to the current market price of our Class A Ordinary Shares or to the assumed price set forth above. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price. The assumed public offering price is used so that we can provide certain disclosures, which require a calculation based on the public offering price.

Our Class A Ordinary Shares, Pre-Funded Warrants, and Common Warrants can only be purchased together in this offering but will be issued separately. Class A Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants are also being offered by this prospectus. These securities are being sold in this offering to certain purchasers under a securities purchase agreement, dated [●], 2024, between the purchasers and us.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “CHSN.” On August [●], 2024, the closing trading price of our Class A Ordinary Shares, as reported on the Nasdaq Capital Market, was $[●] per Class A Ordinary Share. There is no established public trading market for the Common Warrants or Pre-Funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other trading system.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” on page 25 and “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023 (the “2023 Annual Report”) filed with the U.S. Securities and Exchange Commission (“SEC”) on April 30, 2024 for more information. We intend to complete one closing of this offering but may undertake one or more additional closings for the sale of the additional securities to the investors in the initial closing. We expect to hold an initial closing on [●], 2024, but the offering will be terminated by [●], 2024, provided that the closing(s) of the offering for all of the Class A Ordinary Shares have not occurred by such date, and may be extended by us. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25 and “Item 3. Key Information—D. Risk Factors” in our 2023 Annual Report for a discussion of information that should be considered in connection with an investment in our securities.

Unless otherwise stated, as used in this prospectus, the terms “Chanson International,” “we,” “us,” “our Company,” and the “Company” refer to Chanson International Holding, an exempted company with limited liability incorporated under the laws of Cayman Islands; the terms “Xinjiang United Family” or “our PRC subsidiary” refer to Xinjiang United Family Trading Co., Ltd., a limited liability company organized under the laws of the PRC and our indirect wholly owned subsidiary; the terms the “VIEs,” the “United Family Group,” or “UFG” refer to 41 individually-owned businesses organized under the laws of the PRC, 39 of which are owned independently by Mr. Gang Li, our Chief Executive Officer and Chairman of the Board of Directors (“Chairman”), and two of which are owned independently by Ms. Hui Wang, the Marketing Director of Xinjiang United Family; “Chanson 23rd Street” refers to Chanson 23rd Street LLC, a New York limited liability company and our indirect wholly owned subsidiary; “Chanson Greenwich” refers to Chanson 355 Greenwich LLC, a New York limited liability company and our indirect wholly owned subsidiary; “Chanson 3rd Ave” refers to Chanson 1293 3rd Ave LLC, a New York limited liability company and our indirect wholly owned subsidiary; “Chanson Broadway” refers to Chanson 2040 Broadway LLC, a New York limited liability company and our indirect wholly owned subsidiary; and “the operating entities” refer to Xinjiang United Family and its branch offices, the VIEs, Chanson 23rd Street, Chanson Greenwich, Chanson 3rd Ave, and Chanson Broadway.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in China and the U.S. and the VIEs in China. For accounting purposes, we control and receive the economic benefits of the VIEs through certain contractual arrangements (the “VIE Agreements”), which enable us to consolidate the financial results of the VIEs in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”), and the structure involves unique risks to investors. Our securities offered in this offering are securities of Chanson International, the offshore holding company in the Cayman Islands, instead of securities of our subsidiary or the VIEs in China. The VIE structure provides contractual exposure to foreign investment in China-based companies. Chinese law, however, does not prohibit direct foreign investment in the VIEs. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure—The United Family Group” and “Corporate History and Structure.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIEs.

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Relating to Our Corporate Structure.”

We are subject to certain legal and operational risks associated with having the majority of our operations in China, which could cause the value of our securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIEs, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, we, our PRC subsidiary, and the VIEs have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, Beijing Dacheng Law Offices, LLP (Guangzhou) (“Dacheng”), we are not subject to cybersecurity review with the Cyberspace Administration of China (the “CAC”), under the Cybersecurity Review Measures that became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We have not been notified by relevant government departments or local authorities for data security assessment, and our data have not been publicly released as important data. Therefore, we do not need to declare our data for security assessment as important data to exit the country, under the Provisions on Regulating and Facilitating Cross-Border Data Flow that were promulgated by CAC and became effective on March 22, 2024. We are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offerings.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. As advised by Dacheng, we are required to complete necessary filing procedures pursuant to the Trial Measures within three working days after the completion of this offering. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future.” Notwithstanding the foregoing, as of the date of this prospectus, according to Dacheng, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. Since these statements and regulatory actions are newly published, it is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and the VIEs, our ability to accept foreign investments, and our listing on a U.S. stock exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate additional laws, regulations, or implementing rules that require us, our subsidiaries, or the VIEs to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain such approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor prior to September 29, 2022, Friedman LLP (“Friedman”), which combined with Marcum LLP effective September 1, 2022, and our auditor for the period between September 29, 2022 and July 9, 2023, Marcum Asia CPAs LLP (“Marcum Asia”), which is a subsidiary of Marcum LLP, had been inspected by the PCAOB on a regular basis in the audit periods, and our new auditor Assentsure PAC (“Assentsure”) since July 10, 2023, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Assentsure is headquartered in Singapore, and will be inspected by the PCAOB on a regular basis. None of the three auditors is subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Joint statement by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act (the “HFCA Act”) all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offerings” in our 2023 Annual Report.

As of the date of this prospectus, our Company, our subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. As of the date of this prospectus, none of our subsidiaries or VIEs have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC subsidiary and from the VIEs to our PRC subsidiary in accordance with the VIE Agreements. See “Prospectus Summary—Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences.”

The cash transfers and transfers of other assets that occurred among our Company, our subsidiaries, and the VIEs included the following intercompany borrowings, raw material transfers, and product transfers: (i) during the fiscal year ended December 31, 2023, Xinjiang United Family received from the VIEs cash and raw materials in the approximate amount of $1,542,178 and $1,400,536, respectively, and transferred to the VIEs raw materials and products in the approximate amount of $1,845,098 and $3,413,933, respectively; and (ii) during the fiscal year ended December 31, 2022, Xinjiang United Family received from the VIEs cash and raw materials in the approximate amount of $414,920 and $1,292,682, respectively, and transferred to the VIEs raw materials and products in the approximate amount of $1,419,306 and $2,163,465, respectively. For more detailed discussion of how cash and other assets are transferred among our Company, our subsidiaries, and the VIEs, see “Prospectus Summary—Asset Transfers Between Our Company, Our Subsidiaries, and the VIEs,” “Prospectus Summary—Selected Condensed Consolidating Financial Schedule of Chanson International and Its Subsidiaries and the VIEs,” and our audited consolidated financial statements for the fiscal years ended December 31, 2023, 2022, and 2021 as incorporated by reference into this prospectus. To the extent cash in the business is in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, our subsidiaries, or the VIEs by the PRC government to transfer cash. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, our subsidiaries, or the VIEs by the PRC government to transfer cash” in our 2023 Annual Report. Our management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our departments and the operating entities. Each department or operating entity initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to designated management members of our Company, based on the amount and the use of cash requested. The designated management member examines and approves the allocation of cash based on the sources of cash and the priorities of the needs, and submit it to the cashier specialists of our finance department for a second review. Other than the above, as of the date of this prospectus, we do not have other cash management policies or procedures that dictate how funds are transferred nor a written policy that addresses how we will handle any limitations on cash transfers due to PRC law.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures “Implications of Our Being an ‘Emerging Growth Company’” beginning on page 17 of this prospectus for more information.

Following the completion of this offering, our Chairman, Mr. Gang Li, will hold approximately 80.87% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares as a group and will be able to determine all matters requiring approval by our shareholders, assuming the sale of all Class A Ordinary Shares offered hereby. As such, we will be deemed a “controlled company” under Nasdaq Listing Rules 5615(c). However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Class A Ordinary Shares and the Trading Market—Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” in our 2023 Annual Report.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total (assuming maximum offering)
Public offering price (1)	$	$	$
Placement agent commissions (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1)	The public offering price is $[●] per Class A Ordinary Share and $[●] per Pre-Funded Warrant.

(2)	We have agreed to pay Joseph Stone Capital, LLC (the “placement agent”) commissions of 6.0% of the aggregate gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain expenses. For a description of compensation payable to the placement agent. See “Plan of Distribution.”

(3)	We estimate the total expenses of this offering payable by us, excluding the placement agent’s fees, will be approximately $[●].

We have engaged Joseph Stone Capital, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Placement Agent

Prospectus dated [●], 2024

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About this Prospectus

Neither we nor the placement agent have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell the Class A Ordinary Shares, Common Warrants, and Pre-Funded Warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for the Class A Ordinary Shares, Common Warrants, and Pre-Funded Warrants is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the placement agent have taken any action to permit this offering of the Class A Ordinary Shares, Common Warrants, and Pre-Funded Warrants outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares, Common Warrants, and Pre-Funded Warrants and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Chanson International,” “we,” “us,” “our Company,” and the “Company” are to Chanson International Holding, an exempted company with limited liability incorporated under the laws of Cayman Islands;

●	“Chanson NY” are to George Chanson (NY) Corp., a New York corporation, which is wholly owned by Xinjiang United Family;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Class B Ordinary Shares” are to Class B ordinary shares of Chanson International, par value $0.001 per share;

●	“Deen Global” are to our wholly owned subsidiary, Deen Global Limited, a British Virgin Islands company;

●	“Jenyd” are to Deen Global’s wholly owned subsidiary, Jenyd Holdings Limited, a Hong Kong corporation;

●	“ordinary shares” or “Ordinary Shares” are to Class A Ordinary Shares and Class B Ordinary Shares, collectively;

●	the “PRC Stores” are to a bakery chain consisting of 46 stores operated by Xinjiang United Family and the VIEs under our “George ChansonTM” brand in Xinjiang;

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●	the “U.S. Stores” are to Chanson 23rd Street, Chanson Broadway, Chanson 3rd Ave, and Chanson Greenwich (the Chanson Greenwich store has been permanently closed since October 31, 2023 and Chanson Greenwich is expected to be dissolved by September 30, 2024);

●	“U.S. GAAP” are to generally accepted accounting principles in the United States;

●	“VIE” are to variable interest entity; and

●	“Xinjiang” are to the Xinjiang Uygur Autonomous Region of the PRC.

The functional currency of Xinjiang United Family, our wholly owned indirect subsidiary in the PRC, and the VIEs, is Renminbi (“RMB”), the currency of China, and the functional currency of Chanson 23rd Street, Chanson Greenwich, Chanson 3rd Ave, and Chanson Broadway, our wholly owned indirect subsidiaries in New York City, is U.S. dollars. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on exchange rates of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

TRADEMARKS

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks, and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements incorporated by reference into this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors” of this prospectus and “Item 3. Key Information—D. Risk Factors” in our 2023 Annual Report before deciding whether to buy our securities.

Our Corporate Structure

Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As of the date of this prospectus, as a holding company with no material operations of our own, we conduct our business through:

(i)	an association between Xinjiang United Family and the VIEs known as the “United Family Group” or “UFG”: 39 of the entities that comprise UFG (each a “UFG Entity” and, collectively, the “UFG Entities”) are owned independently by the chairman of our board of directors (“the Chairman”), Mr. Gang Li, and two of the entities are owned independently by Ms. Hui Wang, the Marketing Director of Xinjiang United Family. Mr. Gang Li and Ms. Hui Wang are referred herein individually as a “UFG Operator” and collectively as the “UFG Operators.” For accounting purposes, we control and receive the economic benefits of the UFG Entities through the VIE Agreements, which enable us to consolidate the financial results of the VIEs in our consolidated financial statements under U.S. GAAP, and the structure involves unique risks to investors. For more details on the United Family Group, please see “—The United Family Group.” Our Class A Ordinary Shares are shares of Chanson International, the offshore holding company in the Cayman Islands, instead of shares of Xinjiang United Family or the UFG Entities. The VIE structure provides contractual exposure to foreign investment in China-based companies. Chinese law, however, does not prohibit direct foreign investment in the VIEs. As a result of our use of the VIE structure, investors may never directly hold equity interests in the UFG Entities;

(ii)	Xinjiang United Family and its five branch offices; and

(iii)	Chanson 23rd Street, Chanson 3rd Ave, and Chanson Broadway. The Chanson Greenwich store has been permanently closed since October 31, 2023 and Chanson Greenwich is expected to be dissolved by September 30, 2024.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Danton Global Limited (1)
British Virgin Islands, 2019
Haily Global Limited (2)
British Virgin Islands, 2019
Public Shareholders
93.61%
0.43%
5.96%
Chanson International Holding
Cayman Islands, 2019
100%
Deen Global Limited
British Virgin Islands, 2019
100%
Outside the PRC
Inside the PRC
Jenyd Holdings Limited
Hong Kong, 2019
100%
Xinjiang United Family Trading Co., Ltd.
PRC, 2009
100%
George Chanson (NY) Corp.
New York, 2015
100%
100%
100%
100%
Chanson 23rd Street LLC
New York, 2015
Chanson 1293 3rd Ave LLC
New York, 2021
Chanson Management LLC
Delaware, 2021
Chanson 2040 Broadway LLC
New York, 2022
Contractual Arrangements
Contractual Arrangements
39 UFG Entities owned by Gang Li
Two UFG Entities owned by Hui Wang

Note: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares is entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Share.

(1)	Represents 2,700,000 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares beneficially owned by Gang Li, the 100% owner of Danton Global Limited, as of the date of this prospectus.

(2)	Represents 270,000 Class A Ordinary Shares beneficially owned by Jihong Cai, the 100% owner of Haily Global Limited, as of the date of this prospectus.

The following is a complete list of the stores of Xinjiang United Family and UFG as of the date of this prospectus, together with their recognized commercial name and relationship to Xinjiang United Family.

	Legal Name of Entity	Commercial Name	Nature of Entity
1	Urumqi Midong District George Chanson Bakery	Midong	Part of UFG – owned 100% by Mr. Gang Li and operated under the VIE Agreements among Mr. Gang Li, this entity, and Xinjiang United Family

2	Shayibake District Yining Rd. George Chanson Bakery	Dehui Wanda	Same as above

3	Changji George Chanson Bakery	Changji Huijia	Same as above

4	Tianshan District Xinhua North Rd. George Chanson Bakery	Hongshan	Same as above

5	Tianshan District Xinmin Rd. George Chanson Bakery	Beimen	Same as above

6	Tianshan District Minzhu Rd. George Chanson Bakery	Minzhu	Same as above

7	Tianshan District Jianquan No.3 Rd. George Chanson Bakery	Riyue Xingguang	Same as above

8	Tianshan District Jiefang North Rd. George Chanson Bakery	Wanyancheng	Same as above

9	Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	Huarun Wanjia	Same as above

10	Xinshi District Changchun South Rd. George Chanson Bakery	Changchun	Same as above

11	Xinshi District Beijing Middle Rd. United Family Chanson Bakery	Huijia Third Floor	Same as above

12	Xinshi District Suzhou East Rd. Chanson Bakery	Baishang	Same as above

13	Xinshi District South No.3 Rd. Chanson Bakery	Railway Bureau	Same as above

14	Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	Economics Development Wanda	Same as above

15	Shayibake District Youhao South Rd. Chanson Bakery	Hongshan Lifestyle Store	Same as above

16	Shuimogou District South Nanhu Rd. George Chanson Bakery	Nanhu	Same as above

17	Xinshi District Hebei East Rd. George Chanson Bakery	Hebei Road Huarun	Same as above

18	Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	Degang Wanda	Same as above

19	Shayibake District Karamay West Rd. Chanson Bakery	Xinbei Yuanchun	Same as above

20	Shayibake District Qitai Rd. Hemeijia Chanson Bakery	Dehui Wangda Fourth Floor	Same as above

21	Tianshan District Qingnian Rd. Chanson Bakery	Qingnian Road Haojiaxiang	Same as above

22	Xinshi District Liyushan North Rd. Hemeijia Bakery	Vanke Jincheng Huafu	Same as above

23	Xinshi District Changchun North Rd. Chanson Bakery	Gaoxin Wanda	Same as above

24	Shayibake District Youhao North Rd. Chanson Coffee Bakery	Soul●Song Meimei No. 2	Same as above

25	Tianshan District Jiefang North Rd. Chanson Coffee Bakery	Soul●Song Wanyan Cheng	Same as above

26	Tianshan District Wenhua Rd. Chanson Coffee Bakery	Soul●Song Wenhua Road	Same as above

27	Tianshan District Minzhu Rd. Heimeijie Coffee and Food Store	Soul●Song Minzhu Road	Same as above

28	Tianshan District Cuiquan Rd. George Chanson Bakery	Vanke Tianshanli	Same as above

29	Tianshan District Cuiquan Rd. Coffee and Food Store	Soul●Song Vanke Tianshanli	Same as above

30	Xinshi District Changchun North Rd. Chanson Coffee and Food Store	Soul●Song Gaoxin Wanda	Same as above

31	Tianshan District Wenhua Rd. Chanson Coffee and Food Store	Soul●Song Mali Hospital	Same as above

32	Urumqi Economics and Technology Development District Toutunhe Chanson Coffee and Food Store	Soul●Song Aidi Dajiang	Same as above

33	Tianshan District Dongquan Rd. United Family Chanson Bakery	Shijie Guanjun No. 1	Same as above

34	Tianshan District Dongquan Rd. United Family Bakery	Shijie Guanjun No.2	Same as above

35	Shuimogou District Wenquan North Rd. United Family Chanson Bakery	Shijie Gongyuan	Same as above

36	Xinshi District Changchun South Rd. United Family Bakery	Meiju Phase Three Store	Same as above

37	Xinshi District Changsha Rd. United Family Chanson Bakery	Zhongnan Shangyue Cheng Store	Same as above

38	Xinshi District Yingbin Rd. United Family George Chanson Bakery	Laiyin Zhuangyuan Store	Same as above

39	Xinshi District Suzhou East Rd. United Family Chanson Bakery	Xinzhou City Garden Store	Same as above

40	Shuimogou District Hongguangshan Rd. Chanson Bakery	Wuyue Square	Part of UFG – owned 100% by Ms. Hui Wang and operated under agreements among Ms. Hui Wang, this entity, and Xinjiang United Family

41	Xinshi District Beijing South Rd. George Chanson Bakery	Xidan	Same as above

42	Xinjiang United Family Trading Co., Ltd. Tianshan District Chanson Bakery	Tianbai	A branch office of Xinjiang United Family

43	Xinjiang United Family Trading Co., Ltd. Chanson Bakery Urumqi Branch	Wenhua	A branch office of Xinjiang United Family

44	Xinjiang United Family Trading Co., Ltd. Urumqi Meimei Chanson Bakery	Meimei	A branch office of Xinjiang United Family

45	Xinjiang United Family Trading Co., Ltd. Coffee Bakery Branch	Meimei No. 3	A branch office of Xinjiang United Family

46	Xinjiang United Family Trading Co., Ltd. Ruitai Chanson Bakery	Ruitai	A store operated by Xinjiang United Family, not a separate legal entity

47	Chanson 23rd Street LLC	Chanson 23rd Street	A wholly owned indirect subsidiary of Xinjiang United Family

48	Chanson 1293 3rd Ave LLC	Chanson 3rd Ave	Same as above.

49	Chanson 2040 Broadway LLC	Chanson Broadway	Same as above.

For ease of reference, unless it is necessary to the understanding of the context to differentiate, throughout this prospectus we will refer to all the above entities collectively as our “stores” and, to the extent we refer to a specific entity listed in the table above, we refer to such entity by its commercial name.

The United Family Group

Each UFG Entity was established as an individually-owned business and, for accounting purposes, Xinjiang United Family controls the UFG Entities through the VIE Agreements, which enables us to consolidate the financial results of the UFG Entities in our consolidated financial statements. The VIE Agreements are designed so that the operations of the VIEs are solely for the benefit of Xinjiang United Family and ultimately, the Company, as a result of our direct ownership in Xinjiang United family. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIEs for accounting purposes only and must consolidate the VIEs because it met the conditions under U.S. GAAP to consolidate the VIEs.

UFG’s revenue accounted for 54%, 39%, and 56% of our total revenue for the years ended December 31, 2023, 2022, and 2021, respectively. UFG consists of 41  VIEs. Our Chairman, Mr. Gang Li, is the sole owner of 39 UFG Entities, and Ms. Hui Wang, the Marketing Director of Xinjiang United Family, is the sole owner of two UFG Entities.

Each of the VIE Agreements is described below:

Exclusive Service Agreement

Pursuant to the Exclusive Service Agreement between Xinjiang United Family and the applicable UFG Operator, who is the sole operator of the UFG Entity, Xinjiang United Family is in charge of all aspects of the UFG Entity’s operation, manages all matters and funds of UFG Entity, and enjoys all the other responsibilities and rights enjoyed by the UFG Operator in accordance with the applicable law, on an exclusive basis. For services rendered to the UFG Entity by Xinjiang United Family under the Exclusive Service Agreement, Xinjiang United Family is entitled to collect a service fee equal to the net profit after tax of the UFG Entity.

The term of the Exclusive Service Agreement is 10 years, unless terminated earlier by Xinjiang United Family with a 30-day prior notice. The UFG Entity does not have the right to terminate that agreement unilaterally. The agreement would renew automatically by 10 years after expiration, with no limit on times of renewal.

Xinjiang United Family has absolute authority over the management of the UFG Entity, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing, and other operational functions. The Exclusive Service Agreement does not prohibit related party transactions. The audit committee of Chanson International is required to review and approve in advance any related party transactions, including transactions involving the UFG Entity.

Pledge Agreement

Under the Pledge Agreement between Xinjiang United Family and the UFG Operator, the UFG Operator pledged all of his or her assets for the business of the UFG Entity to Xinjiang United Family to guarantee the performance of the UFG Operator’s obligations under the Exclusive Service Agreement, Call Option Agreement, and Operating Rights Proxy Agreement (collectively, the “Transaction Agreements”). Under the terms of the Pledge Agreement, in the event that the UFG Entity or the UFG Operator breaches their respective contractual obligations under the Transaction Agreements, Xinjiang United Family, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of the pledged assets in accordance with applicable PRC laws. The UFG Operator further agreed not to dispose of the pledged assets or take any actions that would prejudice Xinjiang United Family’s interest.

The Pledge Agreement is effective until the latest date of the following: (1) the secured debt in the scope of pledge is cleared off; (2) Xinjiang United Family, as pledgee, exercise its pledge rights pursuant to provisions and conditions of the Pledge Agreement; and (3) the UFG Operator, as pledger, transfer all the pledged assets to Xinjiang United Family according to the Call Option Agreement, or other entity or individual designated by it.

The purposes of the Pledge Agreement are to (1) guarantee the performance of the UFG Operator’s obligations under the Exclusive Service Agreement, (2) make sure the UFG Operator does not transfer or assign the pledged assets, or create or allow any encumbrance that would prejudice Xinjiang United Family’s interests without Xinjiang United Family’s prior written consent, and (3) provide Xinjiang United Family control over the UFG Entity for accounting purposes. In the event the UFG Entity or UFG Operator breaches its contractual obligations under the Transaction Agreements, Xinjiang United Family will be entitled to foreclose on the UFG Operator’s assets in the UFG Entity and may (1) exercise its option to purchase or designate third parties to purchase part or all of the UFG Operator’s assets in the UFG Entity and in this situation, Xinjiang United Family may terminate the Pledge Agreement and the other VIE agreements after acquisition of all assets in the UFG Entity or form a new VIE structure with any third party designated by Xinjiang United Family, or (2) dispose of the pledged assets and be paid in priority out of proceeds from the disposal in which case the existing VIE structure will be terminated.

Call Option Agreement

Under the Call Option Agreement, the UFG Operator irrevocably granted Xinjiang United Family an exclusive option to require the UFG Operator to transfer, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of his or her assets in the UFG Entity to Xinjiang United Family (or its designee). The option price is the minimum amount to the extent permitted under PRC law.

Under the Call Option Agreement, Xinjiang United Family may at any time under any circumstances, require the UFG Operator to transfer, at its discretion, to the extent permitted under PRC law, all or part of the UFG Operator’s assets in the UFG Entity to Xinjiang United Family (or its designee).

The Call Option Agreement remains effective until all the equity or assets of the UFG Entity is legally transferred under the name of Xinjiang United Family and/or other entity or individual designated by it.

Operating Rights Proxy Agreement and Powers of Attorney

Under the Operating Rights Proxy Agreement and the Powers of Attorney, the UFG Operator entrusted Xinjiang United Family or the personnel designated by it then to act as his or her proxy and exercise his or her rights as the sole operator of the UFG Entity, including but not limited to: (a) exercising operating rights; (b) getting access to financial information of the UFG Entity; (c) making resolutions about the disposition of the assets of the UFG Entity; (d) approving annual budgets of the UFG Entity or announcing dividends; (e) making resolutions about dissolution or liquidation of the UFG Entity, forming the liquidating committee, and exercising the authorities in the course of liquidation; (f) filing any required document to the company registration agency or any other relevant agency; and (g) signing any resolution.

The Operating Rights Proxy Agreement and the Powers of Attorney shall be retrospectively effective from their date of execution and maintain the effectiveness so long as the UFG Operator holds the operating rights of the UFG Entity.

Spousal Consents

The spouses of the UFG Operators, agreed, via spousal consents, to the execution of the “Transaction Documents” including: (a) Exclusive Service Agreement entered into with Xinjiang United Family; (b) Call Option Agreement entered into with Xinjiang United Family; (c) Operating Rights Proxy Agreement entered into with Xinjiang United Family; (d) Pledge Agreement entered into with Xinjiang United Family; and (e) Powers of Attorney executed by the UFG Operators, and the disposal of the operating rights or the assets for the business of the UFG Entity held by the UFG Operators and registered in their names.

The spouses of the UFG Operators further undertake not to make any assertions in connection with the operating rights and assets of the UFG Entity which are held by the UFG Operators. The spouses of the UFG Operators confirm that the UFG Operators can perform their obligations under the Transaction Documents and further amend or terminate the Transaction Documents without their authorization or consent. The spouses of the UFG Operators undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents.

The spouses of the UFG Operators also undertake that if they obtain any operating rights and assets of the UFG Entity which are held by the UFG Operators for any reasons, they shall be bound by the Transaction Documents entered into between the UFG Operators and Xinjiang United Family (as amended time to time) and comply with the obligations thereunder as an operator of the UFG Entity. For this purpose, upon Xinjiang United Family’s request, they shall sign a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

Although each UFG Entity has its own set of agreements with Xinjiang United Family, the terms and conditions of their agreements with Xinjiang United Family are identical. As a result of the understandings and agreements, for accounting purposes, we control and receive the economic benefits of the UFG Entities through the VIE Agreements, which enable us to consolidate the financial results of the VIEs in our consolidated financial statements under U.S. GAAP. Except as set forth in these agreements, the UFG Operators are not entitled to any other compensation in connection with their ownership of all the UFG Entities.

Risks Associated with our Corporate Structure and the VIE Agreements

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Relating to Our Corporate Structure,” “Risk Factors—Risks Relating to Doing Business in the PRC,” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC” in our 2023 Annual Report.

The VIE Agreements may not be as effective as direct ownership in providing operational control. For instance, the UFG Entities and the UFG Operators could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The UFG Operators may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements. In the event that the UFG Entities or the UFG Operators fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state. See “Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities” and “Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements with the UFG Entities are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under the VIE Agreements.”

Risks Associated with being based in the PRC

We are subject to certain legal and operational risks associated with having the majority of our operations in China, which could cause the value of our securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIEs, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, we, our PRC subsidiary, and the VIEs have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, Dacheng, we are not subject to cybersecurity review with the CAC under the Cybersecurity Review Measures that became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We have not been notified by relevant government departments or local authorities for data security assessment, and our data have not been publicly released as important data. Therefore, we do not need to declare our data for security assessment as important data to exit the country, under the Provisions on Regulating and Facilitating Cross-Border Data Flow that were promulgated by CAC and became effective on March 22, 2024. We are also not subject to network data security review by the CAC if the Security Administration Draft is enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offerings.”

Since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (i) establishing the National Anti-Monopoly Bureau; (ii) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law of the PRC (amended on June 24, 2022 and effective on August 1, 2022), the anti-monopoly guidelines for various industries, and the Detailed Rules for the Implementation of the Fair Competition Review System; and (iii) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our or the PRC operating entities’ ability to conduct business or our ability to accept foreign investments or issue our securities to foreign investors because neither we and our subsidiaries, nor our PRC subsidiary and the VIEs engage in monopolistic behaviors that are subject to these statements or regulatory actions.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, we are required to complete the filing procedures within three working days after the completion of this offering. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future.” Other than the foregoing, as of the date of this prospectus, according to Dacheng, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. Since these statements and regulatory actions are newly published, it is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and the VIEs, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate additional laws, regulations, or implementing rules that require us, our subsidiaries, or the VIEs to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain such approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor prior to September 29, 2022, Friedman, which combined with Marcum LLP effective September 1, 2022, and our auditor between the period between September 29, 2022 and July 9, 2023, Marcum Asia, had been inspected by the PCAOB on a regular basis in the audit periods, and our new auditor Assentsure since July 10, 2023, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Assentsure is headquartered in Singapore, and will be inspected by the PCAOB on a regular basis. None of the three auditors is subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the “Consolidated Appropriations Act” was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Joint statement by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act (the “HFCA Act”) all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offerings” in our 2023 Annual Report.

Permission Required from PRC Authorities

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. Further, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to subsequent securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Trial Measures state that any post-listing follow-on offering by an issuer in a same overseas market, including issuance of shares, convertible notes where it has previously offered and other similar listed securities, shall be subject to filing requirement with the CSRC within three business days after the completion of the offering.   If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Item 4. Information on the Company—B. Business Overview—Regulations—Regulations on Mergers & Acquisitions and Overseas Listings” in our 2023 Annual Report.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Further, according to the CSRC Notice, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained) for their indirect overseas offering and listing prior to March 31, 2023 but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those that complete their indirect overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their indirect overseas offerings and listings. Within such six-month transition period, however, if such domestic companies fail to complete their indirect overseas issuance and listing, they shall complete the filing procedures with the CSRC.

Based on the foregoing, as our registration statement on Form F-1 for our initial public offering (“IPO”) was declared effective on March 29, 2023 and we completed our IPO prior to September 30, 2023, we are not required to complete the filing procedures in relation to our IPO pursuant to the Trial Measures. Notwithstanding the foregoing, we are required to complete the filing procedures in relation to this offering within three working days after the completion of this offering pursuant to the Trial Measures.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, our subsidiaries, or the VIEs to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future.”

Other than the foregoing, as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission or approval from any PRC authorities for our subsidiaries or the VIEs’ operations and to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our offerings from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

Business Overview

The PRC Stores and the U.S. Stores manufacture and sell a wide selection of bakery products, seasonal products (i.e. products sold during particular holiday seasons), and beverage products; some of these stores also offer eat-in services. The PRC Stores and the U.S. Stores currently focus their business on Xinjiang of the PRC and New York City, respectively. The PRC Stores and the U.S. Stores aim to make healthy, nutritious, and ready-to-eat food through advanced facilities and industry research and to create a comfortable, yet distinguishable store environment in which customers can enjoy their products.

The PRC Stores are a bakery chain consisting of 46 stores operated by Xinjiang United Family and the VIEs, under the “George●Chanson” brand in Xinjiang, and the U.S. Stores, which consist of three stores in the U.S., sell their products in New York City. Selling through directly-operated stores, instead of franchise stores, allows the operating entities to run their entire operation more efficiently and to exercise greater control over the quality of products and the presentation of their brand, and to better manage customer experience in the stores. The current customer base of the PRC Stores and the U.S. Stores consists of both individual and corporate customers. To expand their customer base, the PRC Stores and the U.S. Stores have developed a variety of marketing and sale strategies, such as increasing their presence on social media platforms, devising pricing and discounting programs, and improving customer in-store experience.

The PRC Stores manufacture the majority of bakery products in their central factory located in Urumqi, Xinjiang, prepare beverage products within the stores, and contract third-party manufacturers to produce seasonal products. The U.S. Stores bake bakery products, prepare breakfast, lunch and all-day brunch, bar food, and other light meals for eat in, and make beverage products all within the kitchen in each store. To ensure the quality and safety of their products, the PRC Stores and the U.S. Stores procure raw materials, including flour, eggs, and milk, from renowned suppliers with a record of consistently supplying high-quality raw materials over decades in the food industry. In addition, the PRC Stores and the U.S. Stores have implemented a rigorous quality control system covering their entire operation process and mandated internal training to improve their employees’ awareness and knowledge of food safety.

For the years ended December 31, 2023, 2022, and 2021, we had total revenue of $17,252,662, $13,272,075, and $14,690,295, respectively, and net income of $33,588, net loss of $1,288,205, and net income of $506,769, respectively. The PRC Stores accounted for 82.9%, 71.6%, and 87.1% of our total revenue for those fiscal years, respectively, and the U.S. Stores accounted for 17.1%, 28.4%, and 12.9%, respectively.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	trendy brand reflecting healthy food concepts;

●	strict quality control;

●	advanced industry research and constant product innovation;

●	advantageous information management system;

●	well-developed distribution network in Xinjiang; and

●	experienced management and professional teams.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by pursuing the following strategies:

●	expand into new markets by opening new stores;

●	enhance in-store customer experience and customer services;

●	keep implementing healthy and nutritious diet principles in product development; and

●	increase brand awareness.

Our Securities

On March 27, 2021, our shareholders and board of directors approved (i) a forward split of our outstanding ordinary shares at a ratio of 1,000-for-1 share (the "Forward Split"), (ii) the creation of Class A Ordinary Shares and Class B Ordinary Shares and the redesignation of the Company's issued ordinary shares into either Class A Ordinary Shares or Class B Ordinary Shares (the "Reorganization"), (iii) the adoption of our second amended and restated memorandum and articles of association which, among other things, reflected the Forward Split, Reorganization and terms of the Class B Ordinary Shares. Following the Forward Split and Reorganization, the authorized share capital of the Company was US$50,000 divided into 44,000,000 Class A Ordinary Shares and 6,000,000 Class B Ordinary Shares, and (iii) additional share issuances to our existing shareholders to increase the number of total ordinary shares issued and outstanding. Unless otherwise indicated, all references to ordinary shares, options to purchase ordinary shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our ordinary shares and the additional share issuances to our existing shareholders as if they had occurred at the beginning of the earlier period presented.

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 10 votes per Class B Ordinary Share. Due to the voting power of Class B Ordinary Shares, the holders of Class B Ordinary Shares currently have, and may continue to have, a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Share Capital.”

On March 30, 2023, our Class A Ordinary Shares commenced trading on the Nasdaq Capital Market under the symbol “CHSN.” On April 3, 2023, we closed our IPO of 3,390,000 Class A Ordinary Shares at a price of $4.00 per share. We raised $13,560,000 in gross proceeds from our IPO, before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $12.0 million.

On February 5, 2024, our shareholder Haily Global Limited elected to convert 270,000 Class B Ordinary Shares on a one-for-one basis into 270,000 Class A Ordinary Shares, which was duly approved by our board of directors.

Our securities offered in this offering are securities of Chanson International, the offshore holding company in the Cayman Islands, instead of securities of Xinjiang United Family or the UFG Entities.

Unless the context requires otherwise, all references to the number of Class A Ordinary Shares and Class B Ordinary Shares to be outstanding after this offering are based on 6,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at B9 Xinjiang Chuangbo Zhigu Industrial Park, No. 100 Guangyuan Road, Shuimogou District, Urumqi, Xinjiang, China 830017, and our phone number is +86-0991-2302709. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002 Cayman Islands, and the phone number of our registered office is +1-345-949-8599. We maintain corporate websites at www.ir.chanson-international.net, www.patisseriechanson.us, and www.thymebarnyc.com. The information contained in, or accessible from, our websites or any other website does not constitute a part of this prospectus. Our agent for service of process in the U.S. is George Chanson (NY) Corp., located at 41 Madison Avenue, New York, NY 10010.

Impact of COVID-19 on Our Operations and Financial Performance

During the years ended December 31, 2022 and 2021, the COVID-19 had some negative impact on our results of operations, due to store closures, business suspensions, and limitations on operations in connection with the COVID-19 restrictions in China and the U.S. In early December 2022, China announced a nationwide loosening of its zero-COVID policy, and the country faced a wave in infections after the lifting of these restrictions, but the spread of the COVID-19 appears to be under control currently. On May 5, 2023, the World Health Organization declared that COVID-19 no longer constitutes a public health emergency of international concern. During the year ended December 31, 2023 and as of the date of this prospectus, the COVID-19 has had minimal impact on our PRC Stores’ operations and the U.S. Stores are providing indoor dining services at their full capacity. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results—COVID-19 Affecting Our Results of Operations” in our 2023 Annual Report.

The extent to which the COVID-19 impacts our results of operations in the future will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, or the appearance of new or more severe strains of the virus, which are highly uncertain and unpredictable. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business—Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic” in our 2023 Annual Report.

Inflation and Supply Chain Impacts

As of the date of this prospectus, the PRC Stores have not been materially impacted by inflation or supply chain disruptions as their raw material, electricity, and fuel prices and labor costs remain stable and the PRC Stores have been regularly introducing new products and adjusting the prices for their existing products.

Rising inflation, geopolitical conflicts, including the recent war in Ukraine, and the related supply chain disruptions have had a direct or indirect impact on the business and operations of the U.S. Stores.

The annual inflation rate in the U.S. was 3.4% in 2023, according to the Council of Economic Advisers. Increases in the inflation rate of prices of commodities that are inputs to the products and services of the U.S. Stores, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing, and labor costs and operating expenses. If the disposable income of the customers of the U.S. Stores does not increase at a similar rate as inflation does, the U.S. Stores’ sales could suffer, which could materially and adversely affect their business and financial condition and cause the U.S. Stores to have additional working capital needs. However, the U.S. Stores cannot predict whether or how long the higher inflation rates will persist. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business—The operating entities’ inability to source raw materials or other inputs of an acceptable type or quality could adversely affect their results of operations” in our 2023 Annual Report.

In addition, although the U.S. Stores do not have any operations outside of the U.S. nor any business relationships, connections to, or assets in, Russia, Belarus, Ukraine, or Israel, their business, financial condition, and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine and the armed conflict between Israel and Hamas. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil, and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels, such as crude oil and natural gas, and related transportation, freight, and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business—The PRC Stores and the U.S. Stores are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the armed conflict between Israel and Hamas. Their business, financial condition, and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from these conflicts or any other geopolitical tensions” in our 2023 Annual Report.

The impact of supply chains of the U.S. Stores from rising inflation and geopolitical tensions primarily consists of (i) higher purchase prices and fuel, freight, and warehousing costs for raw materials and other products, (ii) delays in the manufacturing, processing, and transportation of raw materials and other products; and (iii) logistics and operational disruptions. Future interruptions or friction in the supply chains of the U.S. Stores, as well as anticipation of interruptions or friction, may cause them to be unable to meet customer demand, retain extra inventory, and make operational plans with less precision. Each of these impacts, if the U.S. Stores are affected more than their competitors, could materially and adversely affect their business, adversely impact their prices and/or margins, and cause them to have additional working capital needs.

In 2022, to mitigate the increases in costs and expenses described above, the U.S. Stores implemented more stringent and accurate inventory management and upgraded their menus to introduce new products, such as the cocktail products, with higher prices and increase the prices of existing products. However, if the costs and expenses described above continue to increase, there can be assurance that the U.S. Stores can continue to increase prices to maintain their margins. Lower margins could adversely impact the profitability of the businesses of the U.S. Stores. If the amounts the U.S. Stores charge their customers increase at a rate that is either unaffordable to their customers or insufficient to compensate for the rise in their material costs and operational expenses, their business may be materially and adversely affected, their product margin may deteriorate, and they may have additional working capital needs. We do not believe that such mitigation efforts have introduced any other new material risks, including, but not limited to, those related to product quality or reliability or regulatory approval. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business—The inability of the PRC Stores and the U.S. Stores to pass on price increases for materials or other inputs to their customers could adversely affect our results of operations” in our 2023 Annual Report. In order to mitigate the potential adverse impact of price increases on their financial condition and results of operations, the U.S. Stores plan to continue to improve their operating efficiency and further strengthen their bargaining power with their suppliers through the continued expansion of their store network.

Asset Transfers Between Our Company, Our Subsidiaries, and the VIEs

As of the date of this prospectus, our Company, our subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future.

Our management is directly supervising cash management. Our finance department is responsible for establishing the cash management policies and procedures among our departments and the operating entities. Each department or operating entity initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to designated management members of our Company, based on the amount and the use of cash requested. The designated management member examines and approves the allocation of cash based on the sources of cash and the priorities of the needs, and submit it to the cashier specialists of our finance department for a second review. Other than the above, as of the date of this prospectus, we do not have other cash management policies or procedures that dictate how funds are transferred nor a written policy that addresses how we will handle any limitations on cash transfers due to PRC law.

During the years ended December 31, 2023, 2022, and 2021, cash transfers and transfers of other assets between our Company, our subsidiaries, and the VIEs were as follows :

For the Year Ended December 31, 2023
No.	Transfer From	Transfer To	Approximate Value ($)	Note
1	VIEs	Xinjiang United Family	1,542,178	Cash (as working capital)
2	VIEs	Xinjiang United Family	1,400,536	Raw materials
3	Xinjiang United Family	VIEs	1,845,098	Raw materials
4	Xinjiang United Family	VIEs	3,413,933	Products

For the Year Ended December 31, 2022
No.	Transfer From	Transfer To	Approximate Value ($)	Note
1	VIEs	Xinjiang United Family	414,920	Cash (as working capital)
2	VIEs	Xinjiang United Family	1,292,682	Raw materials
3	Xinjiang United Family	VIEs	1,419,306	Raw materials
4	Xinjiang United Family	VIEs	2,163,465	Products

For the Year Ended December 31, 2021
No.	Transfer From	Transfer To	Approximate Value ($)	Note
1	VIEs	Xinjiang United Family	159,715	Cash (as working capital)
2	VIEs	Xinjiang United Family	1,953,748	Raw materials
3	Xinjiang United Family	VIEs	1,766,804	Raw materials
4	Xinjiang United Family	VIEs	2,855,345	Products

Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries or VIEs have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC subsidiary and from the VIEs to our PRC subsidiary in accordance with the VIE Agreements. Pursuant to the PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules, any dividends paid by Xinjiang United Family to Jenyd will be subject to a withholding tax rate of 10%. However, if Jenyd is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (“Double Tax Avoidance Arrangement”) and other applicable laws, the 10% withholding tax on the dividends Jenyd receives from Xinjiang United Family may be reduced to 5%. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” in our 2023 Annual Report.

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Jenyd only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company. As of the date of this prospectus, our PRC subsidiary, Xinjiang United Family, has conducted the foreign exchange registration related to our Company under the existing PRC foreign exchange regulations, which enables our PRC subsidiary to legally distribute their earnings to our Company.

Our Company’s ability to settle amounts owed under the VIE Agreements relies upon payments made from the VIEs to Xinjiang United Family in accordance with the VIE Agreements. For services rendered to the UFG Entity by Xinjiang United Family under the Exclusive Service Agreement, Xinjiang United Family is entitled to collect a service fee equal to the net profit after tax of the UFG Entity. Pursuant to the Call Option Agreement, Xinjiang United Family may at any time and under any circumstances, require the UFG Operator to transfer, at its discretion, to the extent permitted under PRC law, all or part of the UFG Operator’s assets in the UFG Entity to Xinjiang United Family (or its designee). For restrictions and limitations on our ability to settle amounts owed under the VIE Agreements, please see “Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities” and “Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	are not required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our IPO.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company

Upon completion of this offering, our Chairman, Mr. Gang Li, will hold approximately 80.87% of the aggregate voting power of our outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group and will be able to determine all matters requiring approval by our shareholders, assuming the sale of all Class A Ordinary Shares offered hereby. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Class A Ordinary Shares and the Trading Market—Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” in our 2023 Annual Report.

Selected Condensed Consolidating Financial Schedule of Chanson International and Its Subsidiaries and the VIEs

The following tables present selected condensed consolidating financial data of Chanson International and its subsidiaries and the VIEs for the years ended December 31, 2023, 2022, and 2021. Chanson International records its investments in its subsidiaries under the equity method. Such investments are presented in the selected condensed consolidating balance sheets of Chanson International as “Investments in subsidiaries” and the profit of the subsidiaries is presented as “Income for equity method investment” in the selected condensed consolidating statements of operations. Pursuant to the VIE Agreements, Chanson International’s wholly owned subsidiary, Xinjiang United Family, has the exclusive right to provide the VIEs services related to business operations, including operational and management consulting services and is entitled to consulting fees, which equal to 100% of the consolidated net income of the VIEs. Accordingly, for the years ended December 31, 2023, 2022, and 2021, Xinjiang United Family recognized the income from VIEs representing net income of the VIEs and financial interest in VIEs since the commencement of the VIE Agreements.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Revenue	$-	$-	$4,948,427	$2,938,505	$9,365,730	$-	$17,252,662
Cost of revenue	$-	$-	$2,447,095	$1,909,026	$4,749,216	$-	$9,105,337
Income from VIEs	$-	$-	$1,765,358	$-	$-	$(1,765,358)	$-
Loss for equity method investment	$(567,809)	$(567,809)	$-	$-	$-	$1,135,618	$-
Net income (loss)	$33,588	$(567,809)	$1,716,755	$(2,284,564)	$1,765,358	$(629,740)	$33,588
Comprehensive income (loss)	$33,588	$(302,426)	$9,892,175	$(10,194,601)	$1,499,301	$(1,025,227)	$(97,190)

	For the Year Ended December 31, 2022
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Revenue	$-	$-	$4,292,218	$3,780,867	$5,198,990	$-	$13,272,075
Cost of revenue	$-	$-	$2,598,039	$2,088,788	$2,482,577	$-	$7,169,404
Income from VIEs	$-	$-	$829,557	$-	$-	$(829,557)	$-
Loss for equity method investment	$(1,288,205)	$(1,288,205)	$-	$-	$-	$2,576,410	$-
Net income (loss)	$(1,288,205)	$(1,288,205)	$924,321	$(2,212,526)	$829,557	$1,746,853	$(1,288,205)
Comprehensive income (loss)	$(1,288,205)	$(841,074)	$1,439,330	$(2,280,404)	$12,721	$1,299,722	$(1,657,910)

	For the Year Ended December 31, 2021
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Revenue	$-	$-	$4,544,478	$1,894,207	$8,251,610	$-	$14,690,295
Cost of revenue	$-	$-	$2,516,966	$1,177,410	$4,065,496	$-	$7,759,872
Income from VIEs	$-	$-	$1,875,684	$-	$-	$(1,875,684)	$-
Income for equity method investment	$506,769	$506,769	$-	$-	$-	$(1,013,538)	$-
Net income (loss)	$506,769	$506,769	$2,027,809	$(1,521,040)	$1,875,684	$(2,889,222)	$506,769
Comprehensive income (loss)	$506,769	$328,920	$1,849,960	$(1,521,040)	$2,142,485	$(2,711,373)	$595,721

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2023
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/ Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total
Cash and cash equivalents	$30,269	$-	$21,340	$562,267	$867,426	$-	$1,481,302
Intercompany receivable	$4,009,100	$-	$414,424	$746,500	$7,748,737	$(12,918,761)	$-
Total current assets	$4,039,369	$-	$2,269,219	$3,610,137	$16,386,644	$(16,970,922)	$9,334,447
Investment in subsidiaries, equity method	$(6,202,086)	$(5,690,844)	$-	$-	$-	$11,892,930	$-
Financial interest in VIEs	$-	$-	$5,476,107	$-	$-	$(5,476,107)	$-
Total non-current assets	$2,399,311	$(5,690,844)	$7,224,733	$13,984,265	$4,765,561	$6,416,823	$29,099,849
Total Assets	$6,438,680	$(5,690,844)	$9,493,952	$17,594,402	$21,152,205	$(10,554,099)	$38,434,296
Intercompany payable	$1,095,872	$-	$7,632,749	$4,060,036	$-	$(12,788,657)	$-
Total Liabilities	$1,095,872	$-	$1,075,811	$31,703,387	$9,385,688	$(16,840,818)	$26,419,940
Total Shareholders’ Equity (Deficit)	$5,342,808	$(5,690,844)	$8,418,141	$(14,108,985)	$11,766,517	$6,286,719	$12,014,356
Total Liabilities and Shareholders’ Equity (Deficit)	$6,438,680	$(5,690,844)	$9,493,952	$17,594,402	$21,152,205	$(10,554,099)	$38,434,296

	As of December 31, 2022
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/ Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total
Cash and cash equivalents	$-	$-	$499,696	$121,719	$2,294,055	$-	$2,915,470
Intercompany receivable	$9,000	$-	$-	$-	$6,371,993	$(6,380,993)	$-
Total current assets	$9,000	$-	$1,692,294	$741,891	$13,495,628	$(9,472,535)	$6,466,278
Investment in subsidiaries, equity method	$(5,634,277)	$(5,388,418)	$-	$-	$-	$11,022,695	$-
Financial interest in VIEs	$-	$-	$3,710,749	$-	$-	$(3,710,749)	$-
Total non-current assets	$(5,634,277)	$(5,388,418)	$5,612,115	$14,882,563	$4,078,979	$7,311,946	$20,862,908
Total Assets	$(5,625,277)	$(5,388,418)	$7,304,409	$15,624,454	$17,574,607	$(2,160,589)	$27,329,186
Intercompany payable	$-	$-	$6,380,993	$-	$-	$(6,380,993)	$-
Total Liabilities	$-	$-	$8,778,443	$19,538,838	$7,307,391	$(9,472,535)	$26,152,137
Total Shareholders’ Equity (Deficit)	$(5,625,277)	$(5,388,418)	$(1,474,034)	$(3,914,384)	$10,267,216	$7,311,946	$1,177,049
Total Liabilities and Shareholders’ Equity (Deficit)	$(5,625,277)	$(5,388,418)	$7,304,409	$15,624,454	$17,574,607	$(2,160,589)	$27,329,186

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/ Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Net cash (used in) provided by operating activities	$-	$-	$(1,345,862)	$(2,476,288)	$868,297	$-	$(2,953,853)
Net cash used in investing activities	$(12,000,100)	$-	$(99,784)	$(1,776,975)	$(586,657)	$4,000,100	$(10,463,416)
Net cash provided by (used in) financing activities	$12,030,369	$-	$960,974	$4,693,811	$(1,626,029)	$(4,000,100)	$12,059,025

	For the Year Ended December 31, 2022
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/ Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Net cash (used in) provided by operating activities	$-	$-	$(243,785)	$(1,349,539)	$2,144,672	$-	$551,348
Net cash used in investing activities	$-	$-	$(473,486)	$(188,069)	$(198,479)	$-	$(860,034)
Net cash provided by (used in) financing activities	$-	$-	$1,446,025	$1,491,643	$(2,927,739)	$-	$9,929

	For the Year Ended December 31, 2021
	Chanson International (Cayman Islands)	Subsidiaries (British Virgin Islands/ Hong Kong)	Xinjiang United Family (PRC)	Xinjiang United Family’s Subsidiaries (USA)	VIEs (PRC)	Eliminations	Consolidated Total

Net cash (used in) provided by operating activities	$-	$-	$(953,910)	$(1,704,654)	$4,436,810	$-	$1,778,246
Net cash used in investing activities	$-	$-	$(799,123)	$(942,003)	$(289,795)	$-	$(2,030,921)
Net cash provided by (used in) financing activities	$-	$-	$1,534,818	$1,965,970	$(3,679,028)	$-	$(178,240)

ROLL-FORWARD OF INVESTMENT IN SUBSIDIARIES AND VIES

Balance, December 31, 2020	$(4,852,841)
Comprehensive income for the year	506,769
Balance, December 31, 2021	$(4,346,072)
Comprehensive loss for the year	(1,288,205)
Balance, December 31, 2022	$(5,634,277)
Comprehensive loss for the year	(567,809)
Balance, December 31, 2023	$(6,202,086)

THE OFFERING

Securities offered by us	Up to 20,000,000 Class A Ordinary Shares in the aggregate represented by (i) up to 10,000,000 Class A Ordinary Shares or Pre-Funded Warrants to purchase up to 10,000,000 Class A Ordinary Shares (sales of Pre-Funded Warrants, if sold, would reduce the number of Class A Ordinary Shares that we are offering on a one-for-one basis), and (ii) Common Warrants to purchase up to 10,000,000 Class A Ordinary Shares. Each Class A Ordinary Share and/or Pre-Funded Warrant will be sold together with one Common Warrant.

Pre-Funded Warrants offered by us	We are offering to certain purchasers whose purchase of Class A Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and any other persons acting as a group together with the purchaser or any of the purchaser’s affiliates, beneficially owning more than 4.99% of our outstanding Class A Ordinary Shares immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of Class A Ordinary Shares that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and any other persons acting as a group together with the purchaser or any of the purchaser’s affiliates, exceeding 4.99% (or, at the election of the purchaser at closing, 9.99%) of our outstanding Class A Ordinary Shares immediately following the consummation of this offering. Each Pre-Funded Warrant will have an exercise price of $0.001 per share and will be exercisable upon issuance until exercised in full, and is subject to adjustments in the event of stock splits, dividends, subsequent rights offerings, pro rata distributions, and certain fundamental transactions, as more fully described in the section of this prospectus supplement titled “Description of Securities We are Offering.” The offering price of each Pre-Funded Warrant is equal to the purchase price of the Class A Ordinary Shares in this offering minus $0.001, the exercise price of each Pre-Funded Warrant. For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis. This offering also relates to the Class A Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Assumed public offering price	The Class A Ordinary Shars and Common Warrants are offered at an assumed public offering price of $[●] per share, and the Pre-Funded Warrants are offered at an assumed public offering price of $[●] per share.

Best-efforts offering

We are offering the securities on a best-efforts basis. We have engaged Joseph Stone Capital, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the additional securities. We expect to hold an initial closing of the offering on [●], 2024, but the offering will be terminated by [●], 2024, provided that closing of the offering for all of the securities have not occurred by such date, and may be extended by us.

We will deliver the securities being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus, if any.

Ordinary Shares Outstanding Immediately After This Offering (1)	16,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares assuming the sales of all the Class A Ordinary Shares we are offering at an assumed public offering price of $[●] per share and no sales of Pre-Funded Warrants, which, if sold, would reduce the number of Class A Ordinary Shares that we are offering on a one-for-one basis, and excluding 10,000,000 Class A Ordinary Shares underlying the Common Warrants

Common Warrants	Each Class A Ordinary Share will be sold together with one Common Warrant. Each Common Warrant has an exercise price per share equal to 120% of the public offering price of the shares in this offering; the Common Warrant expires on the first anniversary of the initial exercise date. Because we will issue a Common Warrant for each Class A Ordinary Share and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of Class A Ordinary Shares and Pre-Funded Warrants sold. This offering also relates to the Common Warrants sold in this offering, and the Class A Ordinary Shares issuable upon exercise of any Common Warrants sold in this offering.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $[●] from this offering, assuming the sales of all of the securities we are offering, after deducting estimated placement agent’s commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for opening new stores in China and in the U.S. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25, and in the other documents incorporated by reference into this prospectus.

Listing	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “CHSN.” There is no established public trading market for the Common Warrants or Pre-Funded Warrants. We do not intend to apply for a listing of the Common Warrants or the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system and we do not expect a market to develop.

Transfer Agent	Transhare Corporation

Payment and Settlement	We expect that the delivery of the Class A Ordinary Shares for the initial closing against payment therefor will occur on or about [●], 2024.

(1)	The total number of Ordinary Shares that will be outstanding immediately after this offering (assuming the sale of all the Class A Ordinary Shares being offered in this offering) is based upon 6,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should carefully consider the risk factors set forth in our 2023 Annual Report on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our 2023 Annual Report. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to Our Corporate Structure

Our corporate structure, in particular the VIE Agreements, are subject to significant risks, as set forth in the following risk factors.

The VIE Agreements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities.

A substantial part of our current revenue and net income are derived from the UFG Entities. We do not have an ownership interest in any of the UFG Entities. For accounting purposes, our wholly owned subsidiary directs the activities and receives the economic benefits of the VIEs through the VIE Agreements, which enable us to consolidate the financial results of the VIEs in our consolidated financial statements under U.S. GAAP. The VIE Agreements, however, may not be as effective in providing us with the necessary control over each UFG Entity and its operations. Any deficiency in the VIE Agreements may result in our loss of control over the management and operations of the UFG Entities, which will result in a significant loss in the value of an investment in our Company. We rely on contractual rights through the VIE Agreements to effect management of the UFG Entities, which exposes us to the risk of potential breach of contract by the UFG Operators. In addition, since our Chairman, Mr. Gang Li, and Ms. Hui Wang, the Marketing Director of Xinjiang United Family, own 100% of the equity interests in 39 and two UFG Entities, respectively, as of the date of this prospectus, it may be difficult for us to change our corporate structure if such UFG Operators refuse to cooperate with us.

The VIE Agreements with the UFG Entities are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under the VIE Agreements.

As the VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC, they will be interpreted in accordance with PRC law and any disputes will be resolved in accordance with PRC legal procedures. Disputes arising from the VIE Agreements will be resolved through arbitration in the PRC, although these disputes do not include claims arising under the U.S. federal securities law and thus do not prevent you from pursuing claims under the U.S. federal securities law. Laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be different from the foreign laws. As a result, this could further limit our ability to enforce the VIE Agreements, through arbitration, litigation, and other legal proceedings in the PRC, which could limit our ability to enforce the VIE Agreements, and we may not be deemed to have a controlling financial interest in, or be the primary beneficiary of, the VIEs for accounting purposes. Furthermore, these contracts may not be enforceable in the PRC if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce the VIE Agreements, we may not be able to exert effective control over the UFG Entities for accounting purposes, and our ability to conduct our business may be materially and adversely affected.

If the PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to VIEs. As of the date of this prospectus, there are no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Although we believe that our corporate structure and the VIE Agreements comply with current applicable PRC laws and regulations, in the event that PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

A substantial part of our business is conducted through the UFG Entities, which currently are considered for accounting purposes as VIEs, and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices, and methods used in preparing financial statements for PRC purposes from the principles, practices, and methods generally accepted in the U.S. and in the SEC accounting regulations must be discussed, quantified, and reconciled in financial statements for the U.S. GAAP and SEC purposes.

The VIE Agreements between Xinjiang United Family and UFG may result in adverse tax consequences.

PRC laws and regulations emphasize the requirement of an arm’s length basis for transfer pricing arrangements between related parties. The laws and regulations also require enterprises with related party transactions to prepare transfer pricing documentation to demonstrate the basis for determining pricing, the computation methodology, and detailed explanations. Related party arrangements and transactions may be subject to challenge or tax inspection by the PRC tax authorizes.

Under a tax inspection, if our transfer pricing arrangements between Xinjiang United Family and UFG are judged as tax avoidance, or related documentation does not meet the requirements, Xinjiang United Family and UFG may be subject to material adverse tax consequences, such as transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purpose, of adjustments recorded by Xinjiang United Family, which could adversely affect us by (i) increasing UFG’s tax liabilities without reducing our subsidiaries’ tax liabilities, which could further result in interest being levied to us for unpaid taxes or (ii) limiting the ability of our PRC companies to maintain preferential tax treatment and other financial incentives.

Our controlling shareholder has potential conflicts of interest with our Company, which may adversely affect our business.

Mr. Gang Li is our controlling shareholder and Chairman. As of the date of this prospectus, 39 of the UFG Entities are owned independently by Mr. Li. Given his significant interest in our Company, there is a risk that when conflicts of interest arise, Mr. Li may not act completely in the best interests of our shareholders (as opposed to his personal interest) or that conflicts of interests may not be resolved in our favor. For example, he may determine that it is in UFG’s interests to sever the VIE Agreements with us, irrespective of the effect such action may have on us. Mr. Li has acted as guarantor to certain loans of Xinjiang United Family, which may create conflicts of interest with our Company. In addition, he could violate his fiduciary duties by diverting business opportunities from us to others, thereby affecting the amount of payment UFG is obligated to remit to us under the consulting services agreements.

Our board of directors is comprised of a majority of independent directors. These independent directors may be in a position to deter and counteract the actions of our officers or non-independent directors (including, potentially, Mr. Li) that are against our interests. We cannot, however, give any assurance as to how the independent directors will act in any given circumstance. Further, if we or the independent directors cannot resolve any conflicts of interest between us and those of our officers and directors who are management members of our affiliated companies in the PRC, we would have to rely on legal proceedings, which could result in the disruption of our business.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against us or our officers or directors who reside within the PRC. Even if you are successful in bringing an action, the PRC laws may render you unable to enforce a judgment against our assets and management, most of which are located in the PRC.

We rely on the approval certificates and business license held by UFG, and any deterioration of the relationship between Xinjiang United Family and UFG could materially and adversely affect our overall business operations.

Pursuant to the VIE Agreements, a substantial part of our business in the PRC will be undertaken on the basis of the approvals, certificates, business licenses, and other requisite licenses held by each UFG Entity. There is no assurance that each UFG Entity will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with each UFG Entity is governed by the VIE Agreements, which are intended to enable us, through our indirect ownership of Xinjiang United Family, to have a controlling financial interest in and be the primary beneficiary of each UFG Entity for accounting purposes. However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Any UFG Entity could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business, or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

The exercise of our option to purchase part or all of the assets of any UFG Entity under the Call Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control the UFG Entities and could result in actions by the UFG Entities that conflict with our interests.

Our Call Option Agreement with UFG gives Xinjiang United Family the option to purchase all or part of the assets of UFG. However, the option may not be exercised if the exercise would violate any applicable laws and regulations in the PRC or cause any license or permit held by, and necessary for the operation of UFG, to be cancelled or invalidated. If we decide to exercise such a call option and PRC government approval is required and we do not, or cannot, obtain such approval, we may be unable to purchase the assets that are the subject of such call option.

Because we rely on the Exclusive Service Agreement with each UFG Entity for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and during the years ended December 31, 2023, 2022, and 2021, approximately 54%, 39%, and 56% of our revenue was derived from the UFG Entities, respectively. As a result, we currently rely for our revenue on dividends payments from Xinjiang United Family after it receives payments from the UFG Entities pursuant to the exclusive service agreements. The term of the Exclusive Service Agreement is 10 years, unless terminated earlier by Xinjiang United Family with a 30-day prior notice. UFG does not have the right to terminate that agreement unilaterally. The agreement would renew automatically by 10 years after expiration, with no limit on times of renewal. Because neither we nor our subsidiaries own equity interests of UFG, the termination of the Exclusive Service Agreement would sever our ability to continue receiving payments from the UFG Entities under our current holding company structure. While we are currently not aware of any event or reason that may cause the Exclusive Service Agreement to terminate, such an event or reason may occur in the future. In the event that the exclusive service agreements are terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Risks Relating to Doing Business in the PRC

Given the Chinese government’s significant oversight and discretion over the conduct of the business of our PRC subsidiary and the VIEs, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the operations of our PRC subsidiary and the VIEs and/or the value of our Class A Ordinary Shares.

The Chinese government has significant oversight and discretion over the conduct of our PRC subsidiary and the VIEs and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in the operations of our PRC subsidiary and the VIEs and/or the value of our Class A Ordinary Shares.

The Chinese government has recently published new policies that significantly affected certain industries such as the Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect the business, financial condition, and results of operations of our PRC subsidiary and the VIEs. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, our PRC subsidiary and the VIEs may incur increased compliance costs or become subject to additional restrictions in their operations. In addition, we cannot predict the effects of future developments in the PRC legal system on the business operations of our PRC subsidiary and the VIEs, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offerings.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Outbound Data Transfer, which took effect on September 1, 2022. In accordance with such measures, data processors will be subject to security assessment conducted by the CAC prior to any outbound transfer of data if the transfer involves (i) important data; (ii) personal information transferred overseas by operators of critical information infrastructure or a data processor that has processed personal data of more than one million persons; (iii) personal information transferred overseas by a data processor which has already provided personal data of 100,000 persons or sensitive personal data of 10,000 persons overseas since January 1 of the preceding year; or (iv) other circumstances as required by the CAC. In addition, any cross-border data transfer activities conducted in violation of the Measures for the Security Assessment of Cross-border Data Transfer before the effectiveness of such measures are required to be rectified within six months of the effectiveness date thereof.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, a domestic enterprise involved in offering securities and listing shall comply with laws, administrative regulations, and relevant national provisions, when it comes to providing personal information and important data to foreign entities.

On March 22, 2024, the CAC promulgated the Provisions on Regulating and Facilitating Cross-Border Data Flow, together with two guideline documents separately named the Second Version of Declaration for Security Assessment of Data Outbound and the Second Version of Filing for Personal Information Outbound Standard Contract. According to the above regulations, data processors who provide important data overseas or have transferred the non-sensitive personal information of over one million individuals overseas or the sensitive personal information of over 10,000 individuals since the beginning of a given year must declare the data for security assessment. Critical information infrastructure operators must declare data when providing personal information or important data overseas. In addition, if a data processor has not been notified by relevant government departments or local authorities, or if data has not been publicly released as important data, the data processor does not need to declare its data for security assessment as important data to exit the country.

As of the date of this prospectus, we have not received any notice from any PRC authorities identifying our PRC subsidiary or the VIEs as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that the operations of our PRC subsidiary and the VIEs will not be affected and that we are not subject to cybersecurity review and network data security review by the CAC, given that: (i) our PRC subsidiary and the VIEs mainly manufacture and sell bakery products and are unlikely to be classified as CIIOs by the PRC authorities; (ii) our PRC subsidiary and the VIEs make substantially all of their bakery product sales through physical stores and make only a small amount of their bakery product sales through online stores, mostly on third-party online food ordering platforms. Regarding the physical stores, our PRC subsidiary and the VIEs do not require customers to provide their personal data who use their membership cards, which function as reloadable prepaid cards, for purchase, and our PRC subsidiary and the VIEs do not collect personal data from customers who do not use membership cards. Regarding the online platforms, our PRC subsidiary and the VIEs only require customers to provide their cellphone numbers as necessary personal data when customers become online members to purchase products on third-party online food ordering platforms. As a result, we possess personal data of fewer than one million individual clients in our business operations as of the date of this prospectus; (iii) since our PRC subsidiary and the VIEs are in the bakery industry, data processed in our business is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the PRC authorities; and (iv) our PRC subsidiary and the VIEs have not transferred important data or personal data overseas as of the date of this prospectus. There remains uncertainty, however, as to how the Cybersecurity Review Measures, the Measures for the Security Assessment of Cross-border Data Transfer, the Trial Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Item 4. Information on the Company—B. Business Overview—Regulations—Regulations on Mergers & Acquisitions and Overseas Listings” in our 2023 Annual Report.

As confirmed by our PRC counsel, Dacheng, we are required to complete the filing procedures in relation to this offering within three working days after the completion of this offering. In the event that we undertake new offerings or fundraising activities in the future, we may be required to complete necessary filing procedures pursuant to the Trial Measures.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company, our subsidiaries, or the VIEs to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Opinions, the Trial Measures, the revised Provisions, and any related implementing rules to be enacted may subject us to additional compliance requirements in the future. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with all new regulatory requirements of the Opinions, the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all.

Risks Relating to This Offering

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

The trading price of the shares of our Class A Ordinary Shares has been and is likely to continue to be highly volatile, and purchasers of our Class A Ordinary Shares could incur substantial losses.

Our stock price has been and will likely continue to be volatile for the foreseeable future. The stock market in general and the market for companies similarly situated like us in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Ordinary Shares at or above the price they paid.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

There is no public market for the Pre-Funded Warrants or the Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or the Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants or the Common Warrants will be limited.

Holders of the Pre-Funded Warrants or the Common Warrants will have no rights as holders of Class A Ordinary Shares until such warrants are exercised.

Until you acquire Class A Ordinary Shares upon exercise of your Pre-Funded Warrants or Common Warrants, you will have no rights with respect to the Class A Ordinary Shares issuable upon exercise of your Pre-Funded Warrants or Common Warrants. Upon exercise of your Pre-Funded Warrants or Common Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature and do not entitle the holder to any rights as shareholders until the holder exercises the warrant for our Class A Ordinary Shares, except as set forth in the Pre-Funded Warrants.

Except as otherwise provided in the Pre-Funded Warrants, the Pre-Funded Warrants offered hereby do not confer any rights of ownership of our Class A Ordinary Shares on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Class A Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire Class A Ordinary Shares issuable upon exercise of such warrants at an exercise price of $0.001 per Class A Ordinary Share. Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain, and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price and, consequently, whether it will ever be profitable for investors to exercise their Pre-Funded Warrants.

The Common Warrants may not have any value.

Each Common Warrant has an exercise price per share equal to 120% of the public offering price of Ordinary Shares in this offering and expires on the first anniversary of its initial exercise date. In the event the market price per our Class A Ordinary Shares does not exceed the exercise price of the Common Warrants during the period when the warrants are exercisable, the Common Warrants may not have any value.

The Common Warrants in this offering are speculative in nature.

The Common Warrants in this offering do not confer any rights of Ordinary Share ownership on their holders, but rather merely represent the right to acquire Ordinary Shares at a fixed price. In addition, following this offering, the market value of the Common Warrants, if any, is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed offering price. The Common Warrants will not be listed or quoted for trading on any market or exchange.

Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants. Further, the Common Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to redeem such Common Warrants at a price described in such warrants. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

You will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares you purchase.

Because the public offering price per Class A Ordinary Share being offered is substantially higher than the net tangible book value per share of our Class A Ordinary Shares, you will suffer immediate and substantial dilution in the net tangible book value of the Class A Ordinary Shares you purchase in the offering. Assuming a public offering price of $[●], you will experience an immediate dilution of approximately $[●] per Class A Ordinary Share, with respect to the net tangible book value of our Class A Ordinary Shares as of December 31, 2023. See “Dilution.”

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A Ordinary Shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth and expansion plan, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through the VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand awareness;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the bakery industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in the PRC and most of our assets are located in the PRC. In addition, substantially all of our directors and officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

We have appointed George Chanson (NY) Corp. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier (Cayman) LLP (“Ogier”), our counsel with respect to the laws of the Cayman Islands, and Dacheng, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state.

Ogier has further advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Dacheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the U.S. for the mutual recognition and enforcement of court judgments. Dacheng has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China” in our 2023 Annual Report.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $[●], assuming the sales of all of the securities we are offering, after deducting the placement agent’s commissions, the non-accountable expense allowance, and estimated offering expenses payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We plan to use all of the net proceeds we receive from this offering to open new stores in China and in the U.S., and the specific allocation of net proceeds to each market will be based on market conditions.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus.

DIVIDEND POLICY

As of the date of this prospectus, none of our subsidiaries or VIEs have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC subsidiary and from the VIEs to our PRC subsidiary in accordance with the VIE Agreements. Pursuant to the PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules, any dividends paid by Xinjiang United Family to Jenyd will be subject to a withholding tax rate of 10%. However, if Jenyd is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (“Double Tax Avoidance Arrangement”) and other applicable laws, the 10% withholding tax on the dividends Jenyd receives from Xinjiang United Family may be reduced to 5%. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” in our 2023 Annual Report.

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Jenyd only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company. As of the date of this prospectus, our PRC subsidiary, Xinjiang United Family, has conducted the foreign exchange registration related to our Company under the existing PRC foreign exchange regulations, which enables our PRC subsidiary to legally distribute their earnings to our Company.

Our Company’s ability to settle amounts owed under the VIE Agreements relies upon payments made from the VIEs to Xinjiang United Family in accordance with the VIE Agreements. For services rendered to the UFG Entity by Xinjiang United Family under the Exclusive Service Agreement, Xinjiang United Family is entitled to collect a service fee equal to the net profit after tax of the UFG Entity. Pursuant to the Call Option Agreement, Xinjiang United Family may at any time and under any circumstances, require the UFG Operator to transfer, at its discretion, to the extent permitted under PRC law, all or part of the UFG Operator’s assets in the UFG Entity to Xinjiang United Family (or its designee). For restrictions and limitations on our ability to settle amounts owed under the VIE Agreements, please see “Risk Factors—Risks Relating to Our Corporate Structure—The VIE Agreements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities” and “Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government determines that the VIE Agreements do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIEs, and our Class A Ordinary Shares may decline in value or become worthless.”

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2023; and

●	on an as-adjusted basis to give effect to (i) the issuance and sale of 10,000,000 Class A Ordinary Shares offered hereby, based on an assumed offering price of $[●] per share, assuming the sale of all of the Class A Ordinary Shares we are offering and excluding the Class A Ordinary Shares underlying the Common Warrants and the Pre-Funded Warrants, and (ii) the application of the net proceeds after deducting placement agent commissions, the non-accountable expense allowance, and estimated offering expenses payable by us.

In addition, we currently have 5,670,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 10 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

You should read this capitalization table together with our consolidated financial statements and the related notes incorporated by reference into this prospectus and “Item 5. Operating and Financial Review and Prospects” in our 2023 Annual Report, and other financial information incorporated by reference into this prospectus.

	As of December 31, 2023
	Actual	As-Adjusted (1)
	$	$
Shareholders’ Equity:
Class A Ordinary Shares, $0.001 par value, 44,000,000 Class A Ordinary Shares authorized, 6,485,319 and 16,755,319 Class A Ordinary Shares issued and outstanding - actual and as-adjusted basis, respectively	$6,485	$
Class B Ordinary Shares, $0.001 par value, 6,000,000 Class B Ordinary Shares authorized, 5,940,000 and 5,670,000 Class B Ordinary Shares issued and outstanding - actual and as-adjusted basis	5,940
Additional paid-in capital	11,800,472
Statutory reserves	447,231
Accumulated deficit	(150,254)
Accumulated other comprehensive loss	(95,518)
Total Shareholders’ Equity	12,014,356
Total Capitalization	$12,014,356	$

(1)	The as-adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity, and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or none of the securities offered hereby.

DILUTION

If you invest in the securities being offered in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Class A Ordinary Shares and our as-adjusted net tangible book value per Class A Ordinary Share immediately after this offering. Dilution results from the fact that the public offering price per Class A Ordinary Share is substantially in excess of the as-adjusted net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share and each holder of Class B Ordinary Shares is entitled to 10 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

Our net tangible book value as of December 31, 2023, was $[●] per ordinary share (both Class A and Class B Ordinary Share). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the public offering price per Class A Ordinary Share and after deducting the estimated offering expenses payable by us.

After giving effect to the issuance and sale of 10,000,000 Class A Ordinary Shares offered in this offering at an assumed public offering price of $[●] per share, after deducting the placement agent commissions, the non-accountable expense allowance and the estimated offering expenses payable by us and assuming the sale of all of the Class A Ordinary Shares we are offering and excluding the Class A Ordinary Shares underlying the Common Warrants and the Pre-Funded Warrants, our as-adjusted net tangible book value as of December 31, 2023 would have been approximately $[●], or $[●] per outstanding Class A Ordinary Share. This represents an immediate increase in net tangible book value of $[●] per ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $[●] per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates such dilution:

Per Share Post-Offering (1)
Assumed public offering price per share	$
Net tangible book value per ordinary share as of December 31, 2023	$
Increase in net tangible book value per ordinary share attributable to this offering	$
As-adjusted net tangible book value per ordinary share immediately after this offering	$
Dilution per share to new investors participating in this offering	$

(1)	Assumes net proceeds of $[●] from this offering of [●] Class A Ordinary Shares at an assumed public offering price of $[●] per share, calculated as follows: $[●] gross offering proceeds, less placement agent commissions of $[●], the non-accountable expense allowance of $[●], and offering expenses of approximately $[●].

The number of our Ordinary Shares to be outstanding after this offering is based on 6,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares outstanding as of the date of this prospectus, and excludes any Class A Ordinary Shares underlying the Pre-Funded Warrants or the Common Warrants. To the extent that these warrants have been or will be exercised, investors purchasing securities in this offering will experience further dilution.

A $1.00 increase in the assumed public offering price of $[●] per share would increase our as-adjusted net tangible book value as of December 31, 2023 after this offering, assuming the sale of all of the Class A Ordinary Shares we are offering, by approximately $[●] per Class A Ordinary Share, and would increase dilution to new investors by approximately $[●] per Class A Ordinary Share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent commissions, the non-accountable expense allowance, and offering expenses payable by us.

A $1.00 decrease in the assumed public offering price of $[●] per share would decrease our as-adjusted net tangible book value as of December 31, 2023 after this offering, assuming the sale of all of the Class A Ordinary Shares we are offering, by approximately $[●] per Class A Ordinary Share, and would decrease dilution to new investors by approximately $[●] per Class A Ordinary Share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent commissions, the non-accountable expense allowance, and offering expenses payable by us.

The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the securities offered hereby.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Xinjiang United Family was established on August 7, 2009, as a limited company pursuant to PRC laws. On April 17, 2015, Xinjiang United Family incorporated a wholly owned subsidiary, Chanson NY, a New York corporation, which in turn incorporated a wholly owned subsidiary, Chanson 23rd Street, a New York limited liability company, on December 17, 2015. On February 20, 2020, our Chairman, Mr. Gang Li, formed Chanson Greenwich, a New York limited liability company, and subsequently assigned his 100% membership interests in Chanson Greenwich to Chanson NY for a consideration of $10 on September 28, 2020. After the transfer, Chanson Greenwich became a wholly owned subsidiary of Chanson NY (the Chanson Greenwich store has been permanently closed since October 31, 2023 and Chanson Greenwich is expected to be dissolved by September 30, 2024). On April 21, 2021, Chanson NY formed a wholly owned subsidiary, Chanson Management LLC, a Delaware limited liability company. On August 5, 2021, Chanson NY formed a wholly owned subsidiary, Chanson 3rd Ave, a New York limited liability company. On March 21, 2022, Chanson NY formed a wholly owned subsidiary, Chanson Broadway, a New York limited liability company.

We undertook a reorganization of our corporate structure in the following steps in connection with our IPO:

●	on July 26, 2019, we incorporated RON Holding Limited, an exempted company with limited liability, under the laws of the Cayman Islands. Effective on December 18, 2020, RON Holding Limited changed its name to Chanson International Holding;

●	on August 13, 2019, we incorporated Deen Global in the British Virgin Islands as a wholly owned subsidiary of Chanson International;

●	on September 13, 2019, we incorporated Jenyd in Hong Kong as a wholly owned subsidiary of Deen Global;

●	on September 27, 2020, the original shareholders of Xinjiang United Family entered into a Share Transfer Agreement with Jenyd to transfer 100% of the equity interests of Xinjiang United Family to Jenyd; and

●	in March 2021, we undertook a series of corporate actions, including a forward split of our ordinary shares, the creation of Class A Ordinary Shares and Class B Ordinary Shares, re-designation of our ordinary shares into Class A and Class B Ordinary Shares, and additional share issuances to our existing shareholders.

Completion of the IPO

On March 30, 2023, our Class A Ordinary Shares commenced trading on the Nasdaq Capital Market under the symbol “CHSN.” On April 3, 2023, we closed our IPO of 3,390,000 Class A Ordinary Shares at a price of $4.00 per share. We raised $13,560,000 in gross proceeds from our IPO, before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $12.0 million.

For further information on our corporate history and structure, please read “Item 3. Key Information—Our Corporate Structure” and “Item 4. Information on The Company—A. History and Development of the Company” in our 2023 Annual Report, which are incorporated by reference into this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2023, 2022, and 2021, please read “Item 5. Operating and Financial Review and Prospects” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

BUSINESS

For a description of our business, please read “Item 4. Information on the Company—B. Business Overview” in our 2023 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2023 Annual Report, except as otherwise set forth in this prospectus.

REGULATIONS

For major regulations that impact our business, please read “Item 4. Information on the Company—B. Business Overview—Regulations” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

MANAGEMENT

For a description of our management, please read “Item 6. Directors, Senior Management and Employees” in our 2023 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2023 Annual Report, except as otherwise set forth in this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or and Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 6,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares outstanding as of the date of this prospectus. The percentage of beneficial ownership in the table below after this offering is based on 16,755,319 Class A Ordinary Shares assumed to be outstanding after the closing of this offering, after giving effect to the sale of all Class A Ordinary Shares offered hereby (based on an assumed public offering price of $[●] per share), assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover of this prospectus, remains the same, and 5,670,000 Class B Ordinary Shares to be outstanding after this offering, excluding the number of shares underlying the Pre-Funded Warrants or the Common Warrants.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Prior to this Offering					After this Offering
	Class A Ordinary Shares Beneficially Owned*		Class B Ordinary Shares Beneficially Owned		Voting Power*	Class A Ordinary Shares Beneficially Owned*		Class B Ordinary Shares Beneficially Owned		Voting Power*
	Number	%	Number	%	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Gang Li(2)	2,700,000	39.97	5,670,000	100	93.61	2,700,000	16.11	5,670,000	100	80.87
Jihong Cai(3)	270,000	4.00	—	—	0.43	270,000	1.61	—	—	0.37
Yong Du	—	—	—	—	—	—	—	—	—	—
Shuaiheng Zhang	—	—	—	—	—	—	—	—	—	—
Jie Li	—	—	—	—	—	—	—
Jin Wang	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (six individuals):
	2,970,000	43.97	5,670,000	100.00%	94.04%	2,970,000	17.33	5,670,000	100	81.23
5% Shareholders:
Danton Global Limited(2)	2,700,000	39.97%	5,670,000	100%	93.61%	2,700,000	16.11	5,670,000	100	80.87

*	The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately. Each holder of Class B Ordinary Shares is entitled to 10 votes per Class B Ordinary Share and each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share.

(1)	Unless otherwise indicated, the business address of each of the individuals is B9 Xinjiang Chuangbo Zhigu Industrial Park, No. 100 Guangyuan Road, Shuimogou District, Urumqi, Xinjiang, China 830017.

(2)	The number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned prior to this offering represents 2,700,000 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares held by Danton Global Limited, a British Virgin Islands company, which is 100% owned by Mr. Gang Li. The registered address of Danton Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

(3)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 270,000 Class A Ordinary Shares held by Haily Global Limited, a British Virgin Islands company, which is 100% owned by Ms. Jihong Cai. The registered address of Haily Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

On April 3, 2023, we closed our IPO of 3,390,000 Class A Ordinary Shares. On February 5, 2024, Haily Global Limited elected to convert on a one-for-one basis 270,000 Class B Ordinary Shares into 270,000 Class A Ordinary Shares, which was duly approved by our board of directors.

As of the date of this prospectus, approximately 96.00% of our issued and outstanding Class A Ordinary Shares are held in the United States by two record holders, Danton Global Limited, a British Virgin Islands company which is 100% owned by Mr. Gang Li, and Cede and Company, and 100% of our issued and outstanding Class B Ordinary Shares are held by one record holder, Danton Global Limited, in the United States.

To our knowledge, the Company is not directly or indirectly owned or controlled by another corporation(s), by any foreign government, or by any other natural or legal person(s) severally or jointly. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

The VIE Agreements

See “Item 3. Key Information—Our Corporate Structure—The United Family Group” in our 2023 Annual Report.

Employment Agreements

See “Management—Employment Agreements.”

Material Transactions with Related Parties

During the period since the beginning of our preceding three fiscal years up to the date of this prospectus, we have engaged in the following related party transactions. The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to Us
Gang Li	Our chief executive officer, director, and chairman of the board of directors
Ying Xiong	Mr. Gang Li’s family member
Urumqi Plastic Surgery Hospital Co., Ltd.	Controlled by Mr. Gang Li
Baolin Wang	The legal representative of Xinjiang United Family

Premises Use Agreement

Pursuant to a Premises Use Agreement dated April 30, 2020 and a Supplemental Agreement dated June 18, 2020, Urumqi Plastic Surgery Hospital Co., Ltd., a PRC company controlled by our Chairman, Mr. Gang Li, provided approximately 5,382 square feet office space for our headquarters and 10,763 square feet for the old central factory of the PRC Stores without charge. The term of the agreement is from January 1, 2020 to June 25, 2028, unless otherwise terminated by either party.

Due to a Related Party

As of December 31, 2023, due to a related party of $48,042 primarily represented advances provided by Mr. Gang Li, to fund the Company’s operations. These payables were unsecured, non-interest bearing, and due on demand. All expenses and liabilities were paid by Mr. Gang Li on behalf of the Company and recorded in the Company’s consolidated financial statements in a timely manner. The outstanding amount has been repaid as of the date of this prospectus.

As of December 31, 2022, due to a related party of $1,798,605 primarily represented advances provided by our Chairman, Mr. Gang Li, to fund our operations. These payables were unsecured, non-interest bearing, and due on demand. All expenses and liabilities were paid by Mr. Gang Li on behalf of the Company and recorded in the Company’s consolidated financial statements in a timely manner. The outstanding amount has been fully paid as of the date of this prospectus.

As of December 31, 2021, due to a related party in the amount of $721,921 represented advances provided by our Chairman, Mr. Gang Li, to fund the Company’s operations. These payables were unsecured, non-interest bearing, and due on demand. The amount due to a related party has been fully repaid as of the date of this prospectus.

Guarantees by Related Parties

On December 23, 2022, Xinjiang United Family entered into a loan agreement with Huaxia Bank to borrow RMB3.0 million ($434,959) as working capital for a year, with a maturity date of December 23, 2023. The loan bears a fixed interest rate of 3.95% per annum. The loan was repaid in full upon maturity. On December 22, 2023, Xinjiang United Family entered into another loan agreement with Huaxia Bank to borrow RMB3.0 million ($423,741) as working capital for a year, with a maturity date of December 20, 2024. The loan bears a fixed interest rate of 5.00% per annum. Both loans were guaranteed by Ms. Baolin Wang, and Urumqi Plastic Surgery Hospital Co., Ltd.

On September 7, 2023, Xinjiang United Family entered into a loan agreement with Bank of China to borrow RMB10.0 million ($1,412,469) as working capital for a year, with a maturity date of September 6, 2024. The loan bears a fixed interest rate of 3.55% per annum. The loan is guaranteed by Mr. Gang Li and Ms. Ying Xiong. In addition, Xinjiang United Family pledged its trademark rights as collateral to guarantee the Company’s loan from Bank of China.

On November 15, 2023, Xinjiang United Family entered into a loan agreement with Tianshan Rural Commercial Bank to borrow RMB3.0 million ($423,741) as working capital for a year, with a maturity date of November 14, 2024. The loan bears a fixed interest rate of 5.50% per annum. The loan is guaranteed by Mr. Gang Li and Ms. Ying Xiong.

DESCRIPTION OF SHARE CAPITAL

Cayman Islands Exempted Company

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, or Companies Act, and the common law of the Cayman Islands.

Ordinary Shares

Our authorized share capital is $50,000 divided into 44,000,000 Class A Ordinary Shares, par value $0.001 per share, and 6,000,000 Class B Ordinary Shares, par value $0.001 per share. Prior to this offering, we have an aggregate of 6,755,319 Class A Ordinary Shares and 5,670,000 Class B Ordinary Shares issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Each holder of Class B Ordinary Shares is entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Share

Upon completion of this offering, there will be 16,755,319 Class A Ordinary Shares issued and outstanding assuming the sale of all the Class A Ordinary Shares being offered in this offering, and 5,670,000 Class B Ordinary Shares issued and outstanding, excluding shares underlying the Pre-Funded Warrants and Common Warrants. Class A Ordinary Shares sold in this offering will be delivered against payment upon the closing of the offering in New York, New York, on or about [●], 2024.

History of Share Issuances

The following is a summary of our share issuances during the last three years. No shares were issued for consideration other than cash.

On April 3, 2023, we closed our IPO of 3,390,000 Class A Ordinary Shares at a price of $4.00 per share. We raised $13,560,000 in gross proceeds from our IPO, before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $12.0 million.

For further information on our share capital and the material provisions of our amended and restated memorandum and articles of association, please read “Description of Rights of Each Class of Securities” which is attached as Exhibit 2.3 to our 2023 Annual Report and “Item 10. Additional Information—B. Memorandum and Articles of Association” in our 2023 Annual Report, which are incorporated by reference into this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which will equal approximately 167,553 Class A Ordinary Shares immediately after this offering, assuming the sales of all of the Class A Ordinary Shares we are offering; and

●	the average weekly trading volume of our ordinary shares of the same class on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

See “Plan of Distribution—Lock-Up Agreements.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 20,000,000 Class A Ordinary Shares in the aggregate represented by (i) up to 10,000,000 Class A Ordinary Shares or Pre-Funded Warrants to purchase up to 10,000,000 Class A Ordinary Shares (sales of Pre-Funded Warrants, if sold, would reduce the number of Class A Ordinary Shares that we are offering on a one-for-one basis), and (ii) Common Warrants to purchase up to 10,000,000 Class A Ordinary Shares. We are also registering the Class A Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants and the Common Warrants offered hereby.

Class A Ordinary Shares

The material terms and provisions of our Class A Ordinary Shares and each other class of our securities which qualifies or limits our Class A Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.001 per Class A Ordinary Share. The Pre-Funded Warrants will be exercisable upon issuance, and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of Class A Ordinary Shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and pro rata distributions.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period following the date of exercise, payment in full for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of Class A Ordinary Shares outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company may increase the Beneficial Ownership Limitation.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of Class A Ordinary Shares determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of Class A Ordinary Shares equal to (A)(1) the volume weighted average price on the trading day immediately preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day, or (2) at the option of the holder, either (x) the volume weighted average price on the trading day immediately preceding the date of the notice of exercise or (y) the bid price of the Class A Ordinary Shares on the principal trading market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the holder’s execution of the notice of exercise if such notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter (including until two hours after the close of “regular trading hours” on a trading day), or (3) the volume weighted average price on the date of the notice of exercise, if the date of such notice of exercise is a trading day and the notice of exercise is both executed and delivered after the close of “regular trading hours” on such trading day, less (B) the exercise price, multiplied by (C) the number of Class A Ordinary Shares the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional Class A Ordinary Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole Class A Ordinary Shares.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently listed on the Nasdaq Capital Market under the symbol “CHSN.”

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the underlying Class A Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Class A Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally, including any reorganization, recapitalization, or reclassification of our Class A Ordinary Shares, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of our capital stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash, or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Common Warrants

Duration and Exercise Price

Each Common Warrant offered hereby will have an initial exercise price equal to $[●] per share. The Common Warrants will be immediately exercisable and will expire on the first anniversary of the initial exercise date. The exercise price and number of Class A Ordinary Shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and pro rata distributions.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) one trading day and (ii) the number of trading days comprising the standard settlement period following the date of exercise, payment in full for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of Class A Ordinary Shares outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation.

Cashless Exercise

The Common Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of Class A Ordinary Shares determined according to a formula set forth in the Common Warrants, which generally provides for a number of Class A Ordinary Shares equal to (A)(1) the volume weighted average price on the trading day immediately preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day, or (2) the bid price of the Class A Ordinary Shares on the principal trading market as reported by Bloomberg as of the time of the holder’s execution of the notice of exercise if such notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter (including until two hours after the close of “regular trading hours” on a trading day), or (3) the volume weighted average price on the date of the notice of exercise, if the date of such notice of exercise is a trading day and the notice of exercise is both executed and delivered after the close of “regular trading hours” on such trading day, less (B) the exercise price, multiplied by (C) the number of Class A Ordinary Shares the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional Class A Ordinary Shares will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Warrant Agent

The Common Warrants will be issued in registered form under a warrant agency agreement between [●], as warrant agent, and us. The Common Warrants will initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company or its nominee will initially be the sole registered holder of the Common Warrants, subject to a holder’s right to elect to receive a Common Warrant in certificated form pursuant to the terms of the warrant agency agreement.

Subsequent Equity Sales

At any time while the Common Warrants are outstanding, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant, or any option to purchase or other disposition) any Class A Ordinary Shares or securities convertible into, or exchangeable or exercisable for, our Class A Ordinary Shares, at an effective price per share less than the exercise price of the Common Warrants then in effect (such lower price, the “Base Share Price,” and such issuances collectively, a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the exercise price of the Common Warrants will be reduced and only reduced to equal the Base Share Price and the number of Class A Ordinary Shares issuable under the Common Warrants will be increased such that the aggregate exercise price payable under the Common Warrants will be equal to the aggregate exercise price prior to such adjustment, provided that the Base Share Price will not be less than the greater of (i) $0.10 and (ii) 20% of the closing bid price of the Class A Ordinary Shares on the date prior to the execution of the securities purchase agreement.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The Class A Ordinary Shares issuable upon exercise of the Common Warrants are currently listed on the Nasdaq Capital Market under the symbol “CHSN.”

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of the underlying Class A Ordinary Shares, the holders of the Common Warrants do not have the rights or privileges of holders of our Class A Ordinary Shares, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization, or reclassification of our Class A Ordinary Shares, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class A Ordinary Shares or greater than 50% of the voting power of the Company’s common equity, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash, or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a Common Warrant exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated [●], 2024, we have engaged Joseph Stone Capital, LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering.

We will deliver to the investors the Class A Ordinary Shares, Pre-Funded Warrants, and Common Warrants, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of additional securities to the investors in the initial closing. We expect to hold an initial closing on [●], 2024, but the offering will be terminated by [●], 2024, provided that the closing(s) of the offering for all of the securities have not occurred by such date, and may be extended by written agreement of the Company and the placement agent. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus. We expect initial delivery of up to 10,000,000 Class A Ordinary Shares, up to 10,000,000 Pre-Funded Warrants, and up to 10,000,000 Common Warrants being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about [●], 2024.

Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

	Per Share and Accompanying Common Warrant	Per Pe-Funded Warrant and Accompanying Common Warrant	Total (assuming maximum offering)
Public offering price	$		$
Placement agent commissions	$		$
Proceeds, before expenses, to us	$		$

We have agreed to pay to the placement agent commissions equal to 6.0% of the aggregate gross proceeds raised in this offering. We have agreed to pay to the placement agent by deduction from the net proceeds of this offering a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in this offering for its non-accountable expenses.

We have also agreed to pay or reimburse the placement agent up to $150,000 for its actual and accountable out-of-pocket expenses related to the offering, including any fees and disbursements of the placement agent’s U.S. and local legal counsels, third-party expenses, and travel and communications costs in connection with the offering.

We estimate the total expenses payable by us for this offering to be approximately $[●], which amount includes (i) a placement agent’s commissions of $[●], assuming the purchase of all of the securities we are offering; (ii) the placement agent’s non-accountable expense allowance in the amount of $[●] in connection with this offering; and (iii) other estimated expenses of approximately $[●] which include legal, accounting, printing costs, and various fees associated with the offering of our Class A Ordinary Shares.

Lock-Up Agreements

Our Company, our directors, executive officers, and beneficial owners of 5% or more of our outstanding Class A Ordinary Shares have entered into lock-up agreements. Under these agreements, these parties have agreed, subject to specified exceptions, not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any Class A Ordinary Shares or Class B Ordinary Shares or securities convertible into, or exchangeable or exercisable for, our Class A Ordinary Shares or Class B Ordinary Shares for a period of six months after the date of this prospectus without the prior consent of the placement agent.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including by gift, will, or intestate succession.

Right of First Refusal

We have agreed, provided that this offering is completed, that until six months after the closing of this offering, the placement agent will have a right of first refusal to act as sole managing underwriter and dealer manager, book runner or sole placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such six-month period of the Company.

Tail Financing

The placement agent shall be entitled to a cash fee equal to 6.0% of the gross proceeds received by the Company from the sale of any public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) to the extent that such financing or capital is provided to the Company by parties contacted by the placement agent directly and indirectly, and such Tail Financing is consummated within six months after the expiration or termination of the placement agency agreement. The term of the placement agency agreement will be up to six (6) months from the date hereof unless mutually extended in writing.

We have agreed to pay to the placement agent by deduction from the net proceeds of each Tail Financing a non-accountable expense allowance equal to 1.0% of the actual amount raised in such Tail Financing for its out-of-pocket expenses. We have also agreed to pay or reimburse the placement agent up to $150,000 for its actual and accountable out-of-pocket expenses related to each Tail Financing, including any fees and disbursements of the placement agent’s U.S. and local legal counsels and travel and other costs in connection with each Tail Financing.

Listing

Our Class A ordinary shares began trading on the Nasdaq Capital Market under the ticker symbol “CHSN” on March 30, 2023. There is no established public trading market for the Common Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not plan to list the Pre-Funded Warrants or Common Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Regulation

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the placement agent may provide, various advisory, investment, and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent’s fees, expected to be incurred in connection with the offer and sale of our securities. Except for the SEC registration fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	$	[●]
Financial Industry Regulatory Authority Inc. filing fee		[●]
Printing expenses		[●]
Legal fees and expenses		[●]
Accounting fees and expenses		[●]
Miscellaneous		[●]
Total	$	[●]

We bear these expenses incurred in connection with the offer and sale of the securities by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Dacheng. Ellenoff Grossman & Schole LLP is acting as counsel to the placement agent in connection with this offering. Ellenoff Grossman & Schole LLP may rely upon DeHeng Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2023, incorporated by reference into this prospectus from our 2023 Annual Report, have been so incorporated in reliance on the reports of Assentsure, our independent registered public accounting firm since July 10, 2023, Marcum Asia, our independent registered public accounting firm between September 29, 2022 and July 9, 2023, and Friedman, our independent registered public accounting firm prior to September 29, 2022, given on the authority of said firms as experts in auditing and accounting. The office of Assentsure is located at 180B Bencoolen Street, #03-01, Singapore 189648. The office of Marcum Asia is located at 7 Pennsylvania Plaza Suite 830, New York, NY 10001. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

We have previously reported changes in our certifying accountant and there has been no further change that is required to be disclosed by Item 16F of Form 20-F. Please see our previous disclosures in “Item 16F. Change in Registrant’s Certifying Accountant” in our 2023 Annual Report and our report of foreign private issuer on Form 6-K furnished to the SEC on July 11, 2023, which are incorporated by reference into this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class A Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

MATERIAL CHANGES

Except as otherwise described in the 2023 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2023.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our 2023 Annual Report filed with the SEC on April 30, 2024; and

●	our report of foreign private issuer on Form 6-K filed with the SEC on August 19, 2024.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Chanson International Holding

Address: B9 Xinjiang Chuangbo Zhigu Industrial Park

No. 100 Guangyuan Road, Shuimogou District

Urumqi, Xinjiang, China 830017

Tel: +86-0991-2302709

Attention: Jihong Cai, Chief Financial Officer

Email: jihong.cai@chansoninternational.com

You also may access the incorporated reports and other documents referenced above on our website at ir.chanson-international.net. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Chanson International Holding

Up to 10,000,000 Class A Ordinary Shares

Up to 10,000,000 Pre-Funded Warrants

Up to 10,000,000 Class A Ordinary Shares underlying Pre-Funded Warrants

Up to 10,000,000 Common Warrants

Up to 10,000,000 Class A Ordinary Shares underlying Common Warrants

Prospectus

Placement Agent

[●], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The placement agency agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have not issued securities which were not registered under the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT INDEX

Description
1.1*	Form of Placement Agency Agreement

3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

4.1	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

4.2*	Form of Pre-Funded Warrant

4.3*	Form of Common Warrant

5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A Ordinary Shares

5.2*	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of Pre-Funded Warrants and Common Warrants

5.3**	Opinion of Dacheng, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements

10.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

10.3*	English Translation of the Form of Exclusive Service Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Exclusive Service Agreements adopting the same form

10.4*	English Translation of the Form of Operating Rights Proxy Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Operating Rights Proxy Agreements adopting the same form

10.5*	English Translation of the Form of Pledge Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Pledge Agreements adopting the same form

10.6*	English Translation of the Form of Call Option Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Call Option Agreements adopting the same form

10.7*	English Translation of the Form of Spousal Consent granted by the spouse of each UFG Operator, as currently in effect, and a schedule of all executed Spousal Consents adopting the same form

10.8	English Translation of Premises Use Agreement dated April 30, 2020, and Supplemental Agreement dated June 18, 2020, between Xinjiang United Family and Urumqi Plastic Surgery Hospital Co., Ltd. (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the Securities and Exchange Commission on March 31, 2021).

10.9	English Translation of Lease Agreement dated June 30, 2021, between Xinjiang United Family and Xinjiang Chuangbo Park Development Co., Ltd. (incorporated by reference to Exhibit 10.16 of our Registration Statement on Form F-1/A No. 2 (File No. 333-254909) filed with the Securities and Exchange Commission on August 27, 2021)

10.10	Office Licensing Agreement dated March 25, 2024 between Chanson International and CL Asset Management LLC (incorporated by reference to Exhibit 4.9 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.11	English Translation of Working Capital Loan Agreement dated December 22, 2023, between Xinjiang United Family and Huaxia Bank Co., Ltd. (incorporated by reference to Exhibit 4.10 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.12	English Translation of Working Capital Loan Agreement dated September 7, 2023, between Xinjiang United Family and Bank of China (incorporated by reference to Exhibit 4.11 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.13	English Translation of Working Capital Loan Agreement dated December 26, 2023, between Xinjiang United Family and Xinjiang Urumqi Rural Commercial Bank (incorporated by reference to Exhibit 4.12 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.14	English Translation of Working Capital Loan Agreement dated November 15, 2023, between Xinjiang United Family and Tianshan Rural Commercial Bank (incorporated by reference to Exhibit 4.13 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.15	English Translation of Working Capital Loan Agreement dated December 19, 2023, between Xinjiang United Family and Tianshan Rural Commercial Bank (incorporated by reference to Exhibit 4.14 of our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024)

10.16*	Form of Securities Purchase Agreement

10.17**	Form of Warrant Agency Agreement

16.1	Letter of Friedman LLP to the U.S. Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

16.2	Letter of Marcum Asia CPAs LLP to the U.S. Securities and Exchange Commission dated July 11, 2023 (incorporated by reference to Exhibit 16.1 of our report of foreign private issuer on Form 6-K furnished to the SEC on July 11, 2023)

21.1*	Subsidiaries

23.1*	Consent of Friedman

23.2*	Consent of Marcum Asia

23.3*	Consent of Assentsure

23.4**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)

23.5**	Consent of Dacheng (included in Exhibit 5.3)

23.6*	Consent of Hunter Taubman Fischer & Li (included in Exhibit 5.2)

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (File No. 333-254909) initially filed with the SEC on March 31, 2021)

107*	Filing Fee Table

*	Filed herewith.
**	To be filed in subsequent amendments.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes that:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

	(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

	(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

	(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

		(i)	if the issuer is relying on Rule 430B:

			(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

			(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

		(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(6)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

		(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

		(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

		(iv)	any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that:

	(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

	(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urumqi, People’s Republic of China, on August 22, 2024.

Chanson International Holding

By:	/s/ Gang Li
Gang Li
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Gang Li and Jihong Cai as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gang Li	Chief Executive Officer, Director, and	August 22, 2024
Name: Gang Li	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Jihong Cai	Chief Financial Officer	August 22, 2024
Name: Jihong Cai	(Principal Accounting and Financial Officer)

/s/ Yong Du	Independent Director	August 22, 2024
Name: Yong Du

/s/ Shuaiheng Zhang	Independent Director	August 22, 2024
Name: Shuaiheng Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Chanson International Holding, has signed this registration statement or amendment thereto in New York, NY on August 22, 2024.

George Chanson (NY) Corp.
Authorized U.S. Representative

By:	/s/ Gang Li
Name: Gang Li
Title: President